SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

IFX CORPORATION

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

IFX CORPORATION

15050 N.W. 79th Court

Suite 200

Miami Lakes, Florida 33016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE     , 2003

To our Stockholders:

We are notifying you that the Annual Meeting of Stockholders of IFX Corporation (the “Company”) will be held at the offices of the Company, 15050 N.W. 79th Court, Suite 200, Miami Lakes, Florida 33016 at 10:00 a.m. local time for the following purposes:

1.	to approve the amendment of the Restated Certificate of Incorporation to effect a reverse stock split of the Company’s Common Stock;

2.	to elect seven directors to the Board of Directors; and

3.	to transact such other business as may properly come before the meeting.

Each of these matters is described in further detail in the enclosed proxy statement. We have previously mailed to you a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2002. Only stockholders of record at the close of business on                      , 2003, are entitled to vote at the meeting or any postponement or adjournment of the meeting. A complete list of these stockholders will be available at our principal executive offices prior to the meeting.

Please use this opportunity to take part in the Company’s affairs by voting your shares. Whether or not you plan to attend the meeting, please complete the enclosed proxy card and return it in the envelope provided as promptly as possible. Your proxy can be withdrawn by you at any time before it is voted.

By Order Of The Board Of Directors

Michael Shalom, Chief Executive Officer

                , 2003

Miami Lakes, Florida

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

i

(continued)

SUMMARY TERM SHEET FOR PROPOSED REVERSE STOCK SPLIT

The following summary briefly describes the proposed reverse stock split. While this summary describes what we believe are the most material terms and features of the proposed reverse stock split, the proxy statement contains a more detailed description of the terms. We encourage you to read the entire proxy statement and the documents we have incorporated by reference before voting. We have included section references to direct you to a more complete description of the topics described in this summary. For purposes of this proxy statement: the terms “IFX”, the “Company” “we,” “us,” and “our” refer to IFX Corporation and the term “Affiliated Group” refers to UBS Capital Americas III, L.P., International Technology Investments, LC and Michael Shalom (principal of International Technology Investments, LC, Chief Executive Officer, Interim Chief Financial Officer and a director of the Company).

If the reverse stock split is completed, stockholders holding less than one share of Common Stock after the reverse stock split will receive cash based on a price of $0.12 per pre-split share and will have no further equity interest in the Company. The total consideration to be paid to stockholders by the Company as a result of the reverse stock split is expected to be approximately $3,000.

EFFECTS OF THE REVERSE STOCK SPLIT

As a result of the reverse stock split:

—    stockholders who own less than 100 to 300 shares of Common Stock (the exact amount to be determined by our Board) before the reverse stock split will receive cash in exchange for their shares of Common Stock and will no longer have an interest in any future earnings or growth of the Company;

—    we will have fewer than 300 record holders of Common Stock, and therefore we will be eligible to terminate our obligation to continue filing periodic reports and proxy statements pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”); and

—    there will be no public market for our Common Stock. Our stock price may be quoted on the Pink Sheets electronic quotation service, although there can be no guarantee that brokers will continue to quote our Common Stock.

Please read “PROPOSAL ONE—PROPOSAL TO AMEND THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE COMMON STOCK—Special Factors—Effect of the Proposed Reverse Split on Stockholders” beginning on page              and “PROPOSAL ONE—PROPOSAL TO AMEND THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE COMMON STOCK—Special Factors—Effect of the Proposed Reverse Split on the Company” beginning on page             .

THE PURPOSE AND BENEFITS OF THE REVERSE STOCK SPLIT

If approved, the reverse stock split will enable the Company to “go private” and thus terminate its obligation to file annual and periodic reports and make other filings with the Securities and Exchange Commission (“SEC”). The purpose behind the proposal and the benefits of going private include eliminating the substantial costs associated with filing periodic reports with the SEC. In this regard, we estimate that the Company will save approximately $895,000 by going private. In addition, stockholders who are cashed out in the reverse stock split will benefit from the reverse stock split by receiving cash for their shares without having to pay brokerage commissions and other transaction costs.

Please read “PROPOSAL ONE—PROPOSAL TO AMEND THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE COMMON STOCK—Special Factors—Purpose of the Reverse Split” beginning on page             .

DISADVANTAGES OF THE REVERSE STOCK SPLIT

The disadvantages of the reverse stock split are that remaining stockholders will experience reduced liquidity for their shares of Common Stock, less public information about the Company will be available after the going private transaction, and stockholders who are cashed out as a result of this reverse stock split will be unable to participate in any future earnings or growth of the Company.

Please read “PROPOSAL ONE—PROPOSAL TO AMEND THE COMPANY’S AMENDED RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE COMMON STOCK—Special Factors—Effect of the Proposed Reverse Split on Stockholders” beginning on page              and “PROPOSAL ONE—PROPOSAL TO AMEND THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE COMMON STOCK—Special Factors—Effect of the Proposed Reverse Split on the Company” beginning on page             .

BOARD DETERMINATION OF THE FAIRNESS OF THE REVERSE STOCK SPLIT

The Board has unanimously determined that the reverse stock split is advisable and in the best interests of the Company and its stockholders, including the Company’s unaffiliated stockholders, and recommends that you approve the reverse stock split.

The Board believes that in its business judgment the reverse stock split is substantively fair to all stockholders, including unaffiliated stockholders, notwithstanding the absence of a review by special committee, retention of an independent representative of unaffiliated stockholders or appraisal by an independent third party financial advisor. The Board believes that it used a reasonable method to determine a fair price of the Common Stock for the purpose of cashing out stockholders holding less than one share after the reverse stock split.

The Board determined that $0.12 per pre-split share is a fair price to pay stockholders who are being cashed-out by using an average price based on various valuation methods, including estimated sales value and estimated discounted cash flows. The Board unanimously concluded that the reverse stock split, as a whole, is in the best interests of all its stockholders, including unaffiliated stockholders.

The Board believes that the transaction is procedurally fair because, among other things: (a) stockholders of the Company will have an opportunity to adjust the number of shares of Common Stock each holder owns by purchasing additional shares (subject to market conditions) to avoid being cashed-out and to continue as stockholders of the Company; and (b) stockholders can also divide or otherwise adjust their existing holdings, prior to the effective date of the reverse stock split, so as to be cashed-out with respect to some or all of their shares. All stockholders (including those holders whose shares may be cashed-out) and investors generally will have an opportunity both to evaluate all of the information contained in this proxy statement and to compare the potential value of an investment in the Company with that of other available investments.

Please read “PROPOSAL ONE—PROPOSAL TO AMEND THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE COMMON STOCK—Special Factors—Recommendation of the Board; Fairness of the Transaction” beginning on page             .

RECOMMENDATIONS OF EACH MEMBER OF THE AFFILIATE GROUP

The rules of the SEC require that each member of the Affiliate Group express their beliefs as to the fairness of the Reverse Stock Split. Each member of the Affiliate Group has determined that the Reverse Stock Split is substantively and procedurally fair to all of the Company’s unaffiliated shareholders and recommends that each stockholder vote in favor of the Reverse Stock Split.

REQUIRED VOTE ON THE REVERSE STOCK SPLIT

The reverse stock split is subject to approval by the affirmative vote of a majority of the votes entitled to be cast at the meeting by holders of Common Stock and Preferred Stock. Our officers and directors as a group beneficially own, or share beneficial ownership with members of the Affiliated Group of, shares entitled to cast 34,383,269 votes, which is approximately 83% of the outstanding shares of capital stock of the Company entitled to vote generally at the meeting. Our officers and directors and the Members of the Affiliate Group have indicated that they intend to vote for the Reverse Stock Split proposal. Accordingly, it is anticipated the proposal will be approved at the Annual Meeting.

OTHER TERMS AND FEATURES OF THE REVERSE STOCK SPLIT

Pursuant to Delaware General Corporation Law, there will be no appraisal rights for dissenting stockholders. Under state escheat laws, any cash for fractional interests not claimed by the stockholder entitled to it may escheat to, and be claimed by, various states. See “PROPOSAL ONE—PROPOSAL TO AMEND THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE COMMON STOCK—Special Factors—Appraisal Rights; Escheat Laws” beginning on page             .

Generally, for stockholders who receive cash as a result of the reverse stock split, the receipt of cash for fractional shares will be treated for tax purposes in the same manner as if the shares were sold in the market for cash. For stockholders who will remain stockholders of the Company following the reverse stock split, the receipt of shares of new Common Stock will be treated as a tax-free reorganization. Please read “PROPOSAL ONE—PROPOSAL TO AMEND THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE COMMON STOCK—Special Factors—Tax Consequences to Stockholders Who Are Cashed—Out in the Reverse Split” on page              and “PROPOSAL ONE—PROPOSAL TO AMEND THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE COMMON STOCK—Special Factors—Tax Consequences to Stockholders Who Remain Stockholders of the Company” on page             .

If you have more questions about the reverse stock split or would like additional copies of this proxy statement, you should contact Michael Shalom, Chief Executive Officer of the Company at 305-512-1100.

v

MARKET FOR THE COMPANY’S COMMON STOCK

IFX’s stock was traded on the NASDAQ SmallCap Market under the symbol “FUTR” until December 16, 2002.

Set forth below is the range of high and low trade prices per share of the Company’s Common Stock in the NASDAQ SmallCap Market as reported by NASDAQ through December 13, 2002, the last day on which shares were traded on the NASDAQ. Since delisting, our shares have been traded on the OTC Bulletin Board and the trades have been limited. As of May 27, 2003, the last reported sales price on the OTC Bulletin Board was $0.02. These trade prices do not include retail markups, markdowns, or commissions.

	2003		2002		2001
Fiscal year ended June 30,	High	Low	High	Low	High	Low
First Quarter	$1.53	$0.11	$1.92	$0.57	$13.13	$5.50
Second Quarter*	$0.50	$0.08	$0.95	$0.52	$7.31	$1.78
Third Quarter	N/A	N/A	$0.95	$0.60	$5.25	$2.03
Fourth Quarter	N/A	N/A	$1.15	$0.78	$2.66	$1.49

*	For second quarter 2003, represents the period October 1, 2002 through December 13, 2002.

The Company has not declared or paid dividends on the Common Stock during 2002, 2001, 2000, 1999, or 1998, and the Board of Directors does not anticipate declaring a dividend in the near future. The Company must obtain the approval of the holders of a majority of the voting power of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock voting as a class, prior to declaring, paying or setting aside dividends on any capital stock of the Company or any of its subsidiaries.

IFX CORPORATION

15050 N.W. 79th Court

Suite 200

Miami Lakes, Florida 33016

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

June     , 2003

The Board of Directors of IFX Corporation (“IFX” or the “Company”) is asking for your proxy for use at the annual meeting of stockholders of IFX to be held on June     , 2003, at 10:00 a.m. local time and at any postponements or adjournments of the meeting. The meeting will be held at the principal executive offices of the Company located at 15050 N.W. 79th Court, Suite 200, Miami Lakes, Florida 33016. We are initially mailing this proxy statement and the enclosed proxy to stockholders of IFX on or about June     , 2003.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the authorization of the amendment of the Company’s Restated Certificate of Incorporation to effect a reverse stock split of the Company’s Common Stock and the election of seven directors.

What are IFX’s voting recommendations?

Our Board of Directors recommends that you vote your shares “FOR” the amendment of the Restated Certificate of Incorporation to effect the reverse stock split of the Company’s Common Stock and “FOR” each of the nominees to the Board of Directors.

Who is entitled to vote?

Only stockholders of record at the close of business on                 , 2003, are entitled to notice of the annual meeting and to vote at the annual meeting or any postponements or adjournments thereof. Each share of Common Stock entitles the holder to one vote on each matter to be voted on. The Company has issued four series of preferred stock (the “Preferred Stock”). For each matter submitted to a vote of stockholders, each share of the Company’s Series A Convertible Preferred Stock entitles the holder to one vote; each share of the Company’s Series B Convertible Preferred Stock entitles the holder to 1.43 votes; each share of the Company’s Series C Convertible Preferred Stock entitles the holder to 2.34 votes; and each share of the Company’s Series D Convertible Preferred Stock entitles the holder to 1.54 votes. For each matter submitted to stockholders for a vote, the holders of the Preferred Stock vote with the holders of Common Stock as a single class. The holders of the Preferred Stock, voting as a single class, must also approve the amendment of the Restated Certificate of Incorporation. Additionally, the holders of the Preferred Stock, voting as a single class, are entitled to designate four directors who are to be voted on by all of the stockholders which are then entitled to vote.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, Computershare Investor Services, LLC (the “Transfer Agent”), you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by the Company. As the stockholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the annual meeting. The Company has enclosed or sent a proxy card for you to use.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held “in street name,” and these proxy materials are being forwarded to you by your broker or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker how to vote. However, as a beneficial owner, you are not the stockholder of record, and you may not vote these shares in person at the annual meeting unless you obtain a signed proxy from the stockholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

What is a reverse stock split?

Among the matters to be considered at the meeting is a proposal to amend the Company’s Restated Certificate of Incorporation to provide for a reverse stock split of the Common Stock issued as of the time the reverse stock split is effective. If approved, stockholders will receive one share of newly-issued common stock (“New Common Stock”) for every 100 to 300 shares of Common Stock they presently own. The exact reverse stock split ratio will be chosen by the Company’s Board of Directors if the Company’s Restated Certificate of Incorporation is amended. Stockholders owning less than one share of New Common Stock after the reverse stock split will receive a cash payment from the Company in lieu of fractional shares.

This proposal will enable the Company to “go private” and thus terminate its obligations to file periodic reports and make other filings with the SEC. The purpose behind the proposal is that the Company will benefit by eliminating the costs associated with filing documents under the 1934 Act.

What does “going private” mean?

The Company will have fewer than 300 stockholders of record, will be eligible for and will file for deregistration of its Common Stock with the SEC and will become a “private company.” In this regard, the Company, by going private, will no longer have to file periodic reports, such as annual, quarterly and other reports, with the SEC.

What constitutes a quorum?

If stockholders holding a majority of the votes entitled to vote on the record date are present at the annual meeting, either in person or by proxy, we will have a quorum at the meeting, permitting the conduct of business at the meeting. Any shares represented by proxies that are marked to abstain from voting on a proposal will be counted as present for purposes of determining whether we have a quorum. If a broker, bank, custodian, nominee or other record holder of IFX Common Stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as “broker non-votes”) will also be counted as present in determining whether we have a quorum.

As of the record date, 11,963,399 shares of Common Stock were issued and outstanding. As of the record date, 16,007,980 shares of Preferred Stock were issued and outstanding, which are entitled to 26,391,300 votes. Thus, a quorum would require stock entitled to 19,177,350 votes to be present at the annual meeting either in person or by proxy.

What vote is required to approve each item?

Director nominees must receive the affirmative vote of a plurality of the votes represented at the meeting and entitled to vote, meaning that the seven nominees for director with the most votes will be elected. The Amendment to the Restated Certificate of Incorporation requires the affirmative vote of a majority of the votes entitled to be cast by holders of shares of Common Stock and Preferred Stock represented at the meeting and voting as a single class. In addition, the proposal regarding amending the Restated Certificate of Incorporation requires the approval of a majority of the Preferred Stock voting as a single class. Abstentions and broker non-votes will not be counted for purposes of determining whether an item has received the requisite number of votes for approval.

IFX, LSC, LLC (“LSC”), a limited liability company controlled by Lee S. Casty; Joel M. Eidelstein, a director and the former President of IFX; International Technology Investments, LC (“ITI”), a limited liability company controlled by Michael Shalom, a director, Chief Executive Officer and Interim Chief Financial Officer of the Company; Michael Shalom; and UBS Capital Americas III, L.P. and UBS Capital LLC (together with UBS Capital Americas III, L.P., “UBS”) have entered into a Fourth Amended and Restated Stockholders’ Agreement dated as of June 28, 2002, as amended as of March 5, 2003 (as so amended, the “Stockholders’ Agreement”). Under the Stockholders’ Agreement, LSC, Joel Eidelstein, ITI, Michael Shalom and UBS have agreed to vote their shares to elect to the Board of Directors four persons nominated by UBS (Mark Lama, George Duarte, Richard Capone and Patrick Delhougne); one person nominated by ITI (Michael Shalom); one person nominated by LSC (Joel Eidelstein); and one person nominated jointly by UBS, LSC and ITI (Burton Meyer). See “Proposal Two—Election of Directors.”

Our officers and directors who hold shares entitled to vote at the meeting, UBS and ITI have indicated that they intend to vote for the proposal. Therefore, it is anticipated that the holders of approximately 83% of the votes entitled to be cast at the meeting will vote for the approval of the Amendment to the Restated Certificate of Incorporation. Accordingly, it is anticipated the proposal will be approved at the Annual Meeting.

While some corporations condition going private transactions on the receipt of the approval of a majority vote of the corporation’s unaffiliated shareholders, the Board of Directors has decided not to condition the approval of the reverse stock split on the approval of a majority of the Company’s unaffiliated stockholders. Because the Company has historically attained a very low level of participation of its unaffiliated stockholders at meetings for which their proxies have been solicited, the Company does not expect to attain a high level of participation at this annual meeting. The Board does not believe that it makes sense to require a majority vote of unaffiliated stockholders in order for the reverse stock split to be consummated because the likelihood of significant participation at the annual meeting by unaffiliated stockholders is so low. Further, the Board anticipates, based on previous attendance by unaffiliated stockholders at annual meetings either in person or by proxy, that the vote of unaffiliated stockholders who do decide to participate will not be of sufficient size to be meaningful. The Board acknowledges, however, that unaffiliated stockholders may have less incentive to vote on matters in which a vote of the majority of the unaffiliated stockholders is not required to approve an action, and, therefore, that the Company’s prior experience as to the likelihood of participation by unaffiliated stockholders may not necessarily be a reliable indicator of the extent to which unaffiliated stockholders would participate if such separate approval was required. Finally, a majority vote of the unaffiliated stockholders is not required by applicable law.

How do I vote?

You may vote in person at the annual meeting if you are a stockholder of record or you may vote by proxy by signing, dating and mailing the enclosed proxy card. If you vote by proxy, the individuals named on the card as proxy holders will vote your shares in the manner you indicate. If you sign and return the card without indicating your instructions, your shares will be voted “FOR”:

•	The amendment to the Restated Certificate of Incorporation of the Company to effect the reverse stock split of the Company’s Common Stock, and

•	The election of the seven nominees for director,

Can I vote by telephone or electronically?

No.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised at the annual meeting by delivering to the Secretary of IFX a written notice of revocation or a properly signed proxy bearing a later date, or, if you are a stockholder of record, by attending the annual meeting and voting in person (although attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request).

What happens if additional proposals are presented at the meeting?

Other than the matters described in this proxy statement, we do not expect any additional matters to be presented for a vote at the annual meeting. If you vote by proxy, your proxy grants the persons named as proxy holders the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

Who will bear the costs of soliciting votes for the meeting?

IFX will bear the entire cost of the solicitation of proxies from its stockholders. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Except as described above, IFX does not presently intend to solicit proxies other than by mail.

Forward-Looking Statement

This proxy statement includes statements that are not historical facts. Such statements contained in this proxy statement are forward-looking statements. The words and phrases such as “will likely result”, “are expected to”, “will continue”, “is anticipated”, “estimates”, “projects”, “believes”, “plans”, or similar expressions are intended to identify “forward-looking statements” and include, without limitation, our expectations regarding sales, earnings or other future financial performance and liquidity, and general statements about future operations and operating results. Although we believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially from our expectations. Factors that could cause actual results to differ from expectations include, without limitation:

•	the failure to complete the Reverse Stock Split;

•	conditions in the United States and Latin American economies generally and as they have affected, and may in the future affect, us;

•	the absence of reliable forecasts of our future results of operations in light of current business conditions; and

•	the risk factors and other items that are contained in our reports and documents filed from time to time with the SEC.

PROPOSALS TO BE VOTED ON

PROPOSAL ONE:

AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE

STOCK SPLIT OF THE COMPANY’S COMMON STOCK

The Board has unanimously adopted resolutions declaring the advisability of, and submits to the stockholders for approval, an amendment to the Restated Certificate of Incorporation (the “Amendment”) effecting a reverse stock split (the “Reverse Stock Split”) of all shares of Common Stock issued as of midnight (Eastern Time) on the date the Amendment is filed with the Delaware Secretary of State (the “Effective Date”), pursuant to which each 100 to 300 shares of Common Stock then issued will be converted into one share of New Common Stock. The Board of Directors will determine the exact ratio for the Reverse Stock Split after approval of the Amendment. In lieu of issuing fractional shares that would otherwise result from the Reverse Stock Split to stockholders of record holding less than 100 to 300 shares (the “Small Stockholders”) immediately prior to the Reverse Stock Split, the Company will make a cash payment at the rate of $0.12 per pre-split share of Common Stock (the “Purchase Price”) to the Small Stockholders. The Purchase Price was determined by the Board using the average of the price per share obtained by several valuation methodologies commonly used in the financial community. As further discussed in “Determination of Purchase Price” on page      , the Board did not believe that there was any one valuation of the Company as a whole that would accurately reflect the appropriate cash payment price.

SPECIAL FACTORS

Background of the Reverse Stock Split

The Board believes that the disadvantages of remaining a public company outweigh the advantages. The Company incurs direct and indirect costs associated with compliance with the SEC’s filing and reporting requirements imposed on public companies. The Company estimates that these costs would be no less than approximately $895,000 per year if the Company were to remain public. In addition, the Company expects the various costs associated with remaining a public company will continue to increase in light of the Sarbanes-Oxley Act enacted by Congress on July 30, 2002. The Company also incurs substantial indirect costs as a result of, among other things, management’s time expended in preparing and reviewing such SEC filings.

The Board believes that in light of the Company’s business and circumstances, these costs could have a material adverse effect on the Company’s prospects. At the same time, the Board believes that the Company will not benefit significantly from remaining public. When the Company began its Internet operations in November 1998 there were significant benefits to begin a public company. The Company acquired other business entities to grow its Internet business. We were able to issue our Common Stock instead of cash as the purchase price in certain acquisitions. Being a public company and therefore having readily marketable stock made such stock acquisitions easier. We also anticipated making additional public offerings of our Common Stock to obtain cash to further grow and operate our business. However, the severe decline in the stock market since 2001, particularly the Nasdaq market on which the Company was listed, has made raising money in the public markets impracticable. As a result of the decline in the stock market and the Company’s lack of earnings, the Company has no present intent to make acquisitions. The Board has no present intention to raise capital through sales of securities in a public offering in the future or to acquire other business entities using its stock as the consideration for any such acquisition, and the Company is therefore unlikely to take advantage of its current status as a public company for these purposes. In addition, the Company’s securities are not currently listed on a stock exchange such as the NASDAQ that would otherwise require the Company to continue reporting and filing reports as a public company, and the Board has no present intention to have the Company listed on a stock exchange. We also believe that being a public company is now more of a detriment than a benefit to the Company in obtaining funds in the private market. In light of the foregoing, the Board believes that it is in the best interests of the Company and its stockholders, including the Company’s unaffiliated stockholders, to change the status of the Company to a private company at this time.

During early 2003, members of management began to consider and explore all business strategies and alternatives for the Company and its stockholders going forward. On March 7, 2003, management presented the Board with options for changing the Company’s status from a public to a private company and the various means by which that could be accomplished. The Board’s decision to evaluate the possibility of going private was prompted by its review of the Company’s business plan and its financial state. As part of that analysis, the Board considered the relative advantages and disadvantages of continuing as a public company to both the Company and its stockholders, particularly in light of the anticipated costs of continuing as a public company, which the Board considered would be very significant as a percentage of projected revenues and expenses. The Board, after consultation with its outside legal counsel and management, determined that the Reverse Stock Split was the fairest and most efficient means to reduce the number of stockholders to permit the Company to go private. The Board also agreed that the full Board of Directors would decide on a fair Purchase Price after receiving an analysis from management prior to the next meeting.

The Board met again on March 10, 2003 to determine a fair Purchase Price. After discussion with management with respect to the method of determining the Purchase Price, the members of the Board agreed that prior to finalizing the Purchase Price, they wanted to further explore whether to retain an independent financial adviser. The Board directed management to obtain information on costs and timing of various advisory services.

At a meeting on March 12, 2003, the Board determined that the cost of retaining an independent financial advisor outweighed the benefits to the Company’s stockholders, including its unaffiliated stockholders. The Board then determined that $0.12 per pre-split share of Common Stock would be a fair Purchase Price. The Board also determined that, based on the number of stockholders holding a nominal number of shares, a reverse stock split ratio ranging from one-for-one hundred to one-for-three hundred shares of Common Stock was the appropriate ratio to ensure a reduction in the number of record holders to fewer than 300 persons.

Recommendation of the Board; Fairness of the Reverse Stock Split Proposal

The Board and each member of the Affiliate Group believe that the Reverse Stock Split, taken as a whole, is fair to, and in the best interests of the Company and its stockholders, including the Company’s unaffiliated stockholders, regardless of whether a stockholder receives cash in lieu of a fractional share or shares of New Common Stock. The Board and each member of the Affiliate Group also believe that the process for approving the Reverse Stock Split is procedurally fair. The Board recommends that stockholders vote for approval and adoption of the Amendment.

Although it does not currently anticipate doing so, the Board has retained for itself the absolute authority to reject (and not implement) the Reverse Stock Split (even after approval thereof by the Company’s stockholders) if it determines subsequently that the Reverse Stock Split is not then in the best interests of the Company and its stockholders. If for any reason the Reverse Stock Split is not approved, or, if approved, is not implemented, the Common Stock will not be deregistered until such time as the Company otherwise is eligible and determines to do so.

The Board considered a number of factors in determining whether it was in the best interests of the Company and its stockholders to undertake a Reverse Stock Split to reduce the number of stockholders to fewer than 300 registered holders in order to terminate the registration of its Common Stock under the 1934 Act. The Board reviewed and discussed the estimated cost savings to be achieved by terminating the registration of the Common Stock and the anticipated effect of such savings on the Company’s total expenses and future prospects. The Board also considered the time and effort currently required of management in complying with the reporting and other requirements associated with continued registration of the Common Stock under the 1934 Act. The Board considered the effect that terminating the registration of the Common Stock might have on the market for the Common Stock and the ability of stockholders to buy and sell shares. The Board determined that the estimated cost savings and reduced burden on Company management that could be achieved by terminating registration of the Common Stock under the 1934 Act outweighed any potential detriment from deregistration.

Based on an analysis of the Company conducted by management, the Board considered the following alternative strategies to accomplish the reduction in the number of stockholders to fewer than 300 record holders and ultimately determined that the Reverse Stock Split is the preferred method:

(a)    A cash tender offer, but the Board believes that it would not result in the purchase of a sufficient number of shares to reduce the number of holders to accomplish the going private objectives because many stockholders with a small number of shares would not make the effort to tender their shares and the cost of completing the tender offer could be significant in relation to the value of the shares sought to be purchased; and

(b)    A purchase of shares in the open market, but the established trading market for the Common Stock is characterized by relatively low volume and limited participation (as compared to a stock exchange such as the NASDAQ), and thus it is highly unlikely the Company could acquire shares from a sufficient number of holders to accomplish the Board’s objectives.

The Board has determined that the Reverse Stock Split proposal is the most expeditious and economical way of changing the Company’s status from that of a reporting company to that of a private, non-reporting company. In addition to the matters discussed above, the Board considered the opportunity presented by the Reverse Stock Split to provide Small Stockholders immediate liquidity for their holdings without incurring brokerage costs, particularly in light of the relatively illiquid market for shares of the Common Stock. The Company has not sought, and has not received, any proposals from any unaffiliated persons for the merger or consolidation of the Company, or for the sale or other transfer of all or any substantial portion of the Company’s current assets, or for securities of the Company that would enable the holder thereof to exercise control of the Company.

No unaffiliated representative was retained to act on behalf of the unaffiliated stockholders for the purpose of negotiating the terms of the Reverse Stock Split or to prepare a report addressing the fairness of the Reverse Stock Split by the Company. The Board was aware that the use of a third party representative is a common procedure in a going private transaction. Therefore, the Board weighed carefully whether such a representative would be necessary in order to make this transaction procedurally fair to stockholders, including unaffiliated stockholders. As discussed above, at its meeting on March 10, 2003, the members of the Board agreed that prior to finalizing the Purchase Price, they wanted to further explore whether to retain an independent financial adviser. The Board directed management to obtain information on costs and timing of various advisory services.

At its March 12, 2003 meeting, the Board determined that the cost of retaining an independent financial advisor outweighed the benefits to the Company’s stockholders, including its unaffiliated stockholders. The cost of obtaining a fairness opinion would be prohibitively high (management and Board members obtained estimates ranging from $40,000 to $150,000) given the small number of shares involved in the Reverse Stock Split, the low price at which the Common Stock currently trades, and the Company’s current financial condition. The Board determined that this expense was unwarranted since it concluded that the Board itself could adequately establish the fairness of the Reverse Stock Split proposal, without such report or opinion, by addressing the factors and considerations described in this section.

In determining whether not using such a third party advisor would be procedurally fair, the Board evaluated whether the interest of unaffiliated stockholders would be adequately represented and whether the purchase price could be fairly determined by the Board. The Board noted that the adverse effect that the costs of being a public company is having on the Company’s financial situation is affecting all stockholders whether or not affiliated with the Company. The Board also concluded that there was sufficient representation in the decision-making at the Board level to protect the interests of unaffiliated stockholders. Two of the seven Board members who are not employees of the Company or employees of an affiliate of the Company (although nominated by affiliates of the Company with whom they have had prior business dealings and may have business dealings in the future) participated in Board discussions and approved the transaction. The Board also concluded that no independent committee of the Board was necessary to review the fairness of the Reverse Stock Split proposal because each of the Company’s Board members could adequately convey their opinions and concerns to the entire Board without the need for the establishment of such a committee.

Each of the members of the Board of Directors and each member of the Affiliate Group determined that the reverse stock split is procedurally fair to all unaffiliated stockholders. As discussed above, the Board determined that the detriments of using procedures such as requiring a majority vote of unaffiliated stockholders, a special Board committee and a third party representative to represent the unaffiliated stockholders, outweighed their benefits, given the Company’s financial circumstances, the composition of the Board and that the information required to evaluate the fairness of the transaction was obtainable by the Board without the need for specialized expertise. In addition, unaffiliated stockholders are in a position to control whether or not they remain stockholders after the reverse stock split by acquiring sufficient shares so that they hold at least 300 shares immediately prior to the reverse stock split or selling sufficient shares so that they hold less than 100 shares immediately prior to the reverse stock split.

Further, the procedure the Board followed to determine the cash payment in lieu of issuance of fractional shares was thorough and systematic as discussed below and the Company has received no firm offers to purchase the Company in the preceding two years. As a result of following the procedural steps to determine a fair price, the Board, and each member of the Affiliate Group believes the unaffiliated stockholders were adequately represented in the transaction by the Board who approved the Reverse Stock Split. Present stockholders (including those whose shares are expected to be cashed-out) and investors generally will have an opportunity both to evaluate all of the information contained herein and to compare the potential value of an investment in the Company with that of other available investments.

The Board and each member of the Affiliate Group believe that the Reverse Stock Split is substantively fair to all stockholders, including unaffiliated stockholders, notwithstanding the absence of a review by special committee, retention of a representative of stockholders or third party appraisal.

In addition to the alternative transactions that the Board considered, as described above, the Board also considered alternative methods for valuing our Common Stock in reaching its determination that the Reverse Stock Split is substantively fair to all of the Company’s stockholders, including unaffiliated stockholders that might either be Small Stockholders or unaffiliated stockholders that will continue to hold an equity interest in the Company after the Reverse Stock Split. See “Determination of Purchase Price” on page             .

As part of its evaluation, the Board focused on, among other things, the fairness of the Reverse Stock Split to Small Stockholders who will receive cash in lieu of fractional shares. The Board considered but rejected a structure requiring approval not only from holders of a majority of our outstanding shares but also from a majority of unaffiliated stockholders. Conditioning the approval of the Reverse Stock Split on the affirmative vote by a majority of the unaffiliated stockholders would not reflect the collective judgment of the Small Stockholders because, in the Board’s opinion, based on prior experience, it would be unlikely that a large number of such stockholders would vote (in person or by proxy). The Board therefore concluded that the interests of the Small Stockholders who will be cashed out by the Reverse Stock Split would not be represented because they would not likely be aware of the importance of the vote and, even if they were aware, their interests would represent a minority of the unaffiliated stockholders. Since, unlike the Board, the unaffiliated stockholders have no fiduciary duty to other stockholders, the Board decided that it should not grant a veto right with respect to the Reverse Stock Split to the unaffiliated stockholders. Even if the Small Stockholders could be effectively communicated with, so as to allow such stockholders to convey the interests of the majority of this group, the holdings of the Small Stockholders represent less than approximately 0.2% of the ownership interests of the Company. Since the Board has a fiduciary duty to the Company and its stockholders, it determined that abrogation of the responsibility for the decision to move forward on the Reverse Stock Split transaction to a group holding such a small interest in the Company would also be incorrect. In the Reverse Stock Split, the unaffiliated stockholders, other than the Small Stockholders, will retain their percentage ownership in the Company in all material respects.

The Company has not declared or paid dividends on the Common Stock during 2002, 2001, 2000, 1999, or 1998, and the Board of Directors does not anticipate declaring a dividend in the near future. The Company must obtain the approval of the holders of a majority of the voting power of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock voting as a class, prior to declaring, paying or setting aside dividends on any capital stock of the Company or any of its subsidiaries. Therefore, the Board determined that there has been no benefit to unaffiliated stockholders from a dividend standpoint, and any Small Stockholder being cashed out in connection with the reverse stock split will not likely be relinquishing future dividends.

Due to the fact that small stockholders only own a small percentage of the Company, the Company’s shares have limited liquidity and stockholders receive no dividends, the Board believes that the cash-out payment is more beneficial to Small Stockholders than remaining as a stockholder of the Company. However, any of the Small Stockholders who would still prefer to remain as stockholders of the Company, despite the Board’s recommendation, may elect to do so by acquiring sufficient shares so that they hold at least 300 shares of Common Stock in their own names immediately prior to the Reverse Stock Split. This allows a Small Stockholder to control the decision as to whether to remain a stockholder after the Reverse Stock Split is effected or to receive cash consideration offered in connection with the Reverse Stock Split. Beneficial owners who would be cashed out if they were record owners instead of beneficial owners and who wish to receive a cash payment from the Company as part of the reverse stock split can inquire of their broker or nominee as to the procedure and cost, if any, to transfer their shares into a record account in their name.

As a part of its consideration, the Board also examined the negative consequences to unaffiliated stockholders who will remain stockholders of the Company following the Reverse Stock Split. These unaffiliated stockholders will be holding shares which will no longer be publicly traded. The Board, however, considered this to be a minor consequence due to the fact that the Company’s Common Stock currently trades only infrequently on the OTC Bulletin Board and with minimal volume, and is thus already relatively illiquid due to the lack of a meaningful trading market. The Board determined that the likely decrease in liquidity was insignificant compared to the previously discussed benefits that these unaffiliated stockholders and the Company would gain by going private. See “Trading of Shares” on page             .

The Board examined the fact that the proposed reverse stock split will not materially change the rights, preferences or limitations of those unaffiliated stockholders who will retain an interest in the Company subsequent to the consummation of the Reverse Stock Split. Unaffiliated stockholders who are retaining an equity interest in the Company will have a slight increase in their percentage of ownership. In addition, these unaffiliated stockholders have some control as to whether they will retain an interest in the Company after the completion of the Reverse Stock Split. Just as unaffiliated stockholders who hold fewer than 300 shares of Common Stock may purchase additional shares to bring their holdings to greater than 299 shares, these unaffiliated stockholders may sell shares of Common Stock to bring their equity interest to below 100 shares, and, therefore, be in a position to be assured of being cashed out pursuant to the Reverse Stock Split.

Upon completing the Reverse Stock Split and the termination of the Company’s status as a public company, the Company will no longer be required to file periodic reports with the SEC. Consequently, the unaffiliated stockholders who will be retaining an equity interest in the Company will not have available to them the information regarding the Company’s operations and results that are currently available to them without formally requesting the same from the Company. The Board recognized that this could be a detriment to an unaffiliated stockholder even though these unaffiliated stockholders still retain the right to obtain certain information from the Company under Delaware law. Under Delaware law, a stockholder has the right to make a written request to inspect a company’s books and records and receive copies thereof for any purpose reasonably related to such person’s interest as a stockholder. At this time, the Company has yet to determine subsequent to the Reverse Stock Split becoming effective what if any information it will provide to unaffiliated stockholders beyond such requirements of Delaware law.

Although stockholders who are not cashed out in the Reverse Stock Split will indirectly bear the Reverse Stock Split costs associated with taking the Company private, the Board believes that such expenses will be offset by the anticipated savings of being a private company which will benefit the remaining unaffiliated stockholders.

The Company currently spends approximately $895,000 annually to comply with public company reporting requirements, as well as other substantial indirect costs, such as the executive time expended to prepare and review filings. The administrative burden and cost to the Company to remain a public company, which is described in greater detail under the caption, “Reasons for the Reverse Stock Split,” provides no material benefit to the Company.

After consideration of all of the facts, all of the directors and each member of the Affiliate Group have determined that the proposed Reverse Stock Split, taken as a whole, is fair to, and in the best interests of the Company and its stockholders, including the Company’s unaffiliated stockholders.

Determination of Purchase Price

In anticipation of the Board’s consideration of the Reverse Stock Split, the Board had a report prepared by executive management of the Company (the “Management Report”) to analyze the significant factors in management’s view affecting the value of the Common Stock. The Board’s analysis of the value is based upon the data provided in that Management Report.

In determining the Purchase Price, the Board considered the following methods of valuation. The Board then used an average of those values to determine what the Purchase Price should be. The Board considered weighting the various factors based on what it believed was important and should be considered more heavily. After a discussion among the members of the Board, and the broad spectrum each of the values created, the Board determined that the fairest value would be a simple average without attempting to weight any individual item greater than any other. The Board made this determination because it did not believe it would be fair or practicable for Small Stockholders to receive nothing in exchange for their shares even though under certain valuation methods (such as net book value) this would be the result. Given that no one valuation method was clearly superior to any other and the prices fell within a range of $0.00 to $0.62, the Board decided not to overweigh any particular method, and the simple arithmetic average of the valuation methods seemed the most appropriate.

Market Prices.    The Board believed that in reviewing historical market prices, the recent delisting of the Company from the NASDAQ affects the appropriateness of any one historical price. The Board looked at the average closing price for the previous twelve months, which average price equaled $0.50. The Board also looked at the average closing price since the Common Stock was delisted by NASDAQ on December 16, 2002, which average price was $0.06; the average closing price for the period March 7, 2002 (one year prior to the date of the Board meeting) through the date of delisting was $0.62 and the average closing price for 42 days after delisting until the date of the Board meeting (a 42-day period) and the average closing price for 42 days before delisting which was $0.22. The last closing price prior to announcement of the proposed Reverse Stock Split on March 17, 2003 was $0.03. The Board used the average closing prices of $0.50, $0.06, $0.62 and $0.22 as determined in this paragraph in calculating the Purchase Price. If the average closing prices alone were used the determine the Purchase Price, the price would be $0.365.

Net book value.    As of December 31, 2002, the Company had a negative net book value per share. Net book value is an accounting concept and is generated by dividing the GAAP book value by the number of shares outstanding. The Board believes that Net Book Value is not necessarily indicative of fair value of the asset because the GAAP book value does not necessarily reflect the fair market value of the Company’s assets. Net Book Value is certainly one factor to consider in determining the fair value of the asset. The Board used a net book value of zero in calculating the Purchase Price.

Estimated sale value.    A one common method of valuing a business is based on a multiple of revenues. The multiple used depends on the nature of the business. The Board reviewed the potential sale of the Company using estimated revenue projections through 2006 and revenue multipliers ranging from one to six times. The lowest sales price on a per share basis was zero and the highest valuation was $0.13 per common share using an average of the revenue multipliers discounted back to present value using a 20% discount rate and taking into account the projected liquidation preference applicable to the Preferred Stock, as discussed below. The Board used the estimated sales price of $0.07 and $0.11, and $0.13 which represent assumed sales occurring in 2004, 2005 and 2006, respectively in calculating the Purchase Price. Using the estimated sales prices alone would result in a Purchase Price of $0.1033.

Liquidation value.    Liquidation value is one common method of valuation. However, the Company’s Preferred Stock will have an aggregate liquidation preference (the “Liquidation Preference”) of approximately $160 million as of June 2003. The liquidation preference will increase by approximately $14 million per year. For example, if the Company were to liquidate in June 2003, the holders of the Preferred Stock would need to receive $160 million prior to the Common Stock having any value. The Board believes that taking into account the Liquidation Preference of the outstanding preferred stock creates a value per common share of $0 which the Board included in its calculation of an average per share price.

Black-Scholes Valuation.    The Board considered a Black-Scholes valuation of the Company’s Common Stock. The Black-Scholes model is usually used to determine the present value of an option to purchase shares of common stock. For the Board’s purposes, the exercise price was considered to be the current trading price of the Common Stock. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility and changes in the subjective input assumptions can materially affect the fair value estimate. The Company computed the estimated value of the Common Stock using the Black-Scholes option valuation model and the following assumptions: risk-free interest rate 1.3%, dividend yield 0%, expected lives of 1, 2 and 3 years and expected volatilities of 1.711, 2.35, and 3.125. The Board used five different sets of assumptions for the Black-Scholes valuations which resulted in per share price of $0.02, $0.03, $0.03, $0.04 and $0.04. The Board used each of the valuations in calculating an average per share price. Using Black-Scholes alone would have resulted in Purchase Price of $0.032.

Discounted Estimated Cash Flows.    As a separate analysis, management performed a Discounted Cash Flow analysis for assuming a hypothetical sale of the Company in each of 2004, 2005 and 2006. The Discounted Cash Flow (DCF) Analysis approach utilizes the concept that the value of a business is represented by discounting the cash flow streams it is estimated to generate. The estimated cash flow streams of a business enterprise are present valued to reflect the time value of money as well as the associated business and economic risks of that enterprise. Annual cash flows were projected based on estimated EBITDA. A terminal value was computed on the basis of EBITDA multiples from 3.0X to 10.0X, less remaining debt outstanding. Management utilized discount rates of 10% to 40% to calculate the present value of the estimated cash flows and estimated terminal value. Because of the Liquidation Preference and accrued dividends applicable to the Preferred Stock as described above, all of the DCF calculations for exit years 2004, 2005 and 2006 resulted in zero value for the Common Stock. The Board did not use any greater multiples than 10X because the Board believes 10X is the highest multiple generally used when valuing a business. For the common stock to have a value higher than $0.00, the exit multiples would need to be 18X, 13.5X and 12X in years 2004, 2005, and 2006, respectively, all at a 10% discount rate. The Board used an average of zero in determining an average per share price.

Reconciliation of Board’s determination on Purchase Price.    After the assessment of the Board and the review of the market price, net book value, estimated sale value, discounted cash flow method and Black-Scholes, the Board determined that there was no one factor that should be more significant than the others in the assessment and determination of the fair value for purposes of the Small Stockholders. As a result, the Board made a determination that what was fair was the simple arithmetic average of the valuation methods applied. This average was approximately $0.12 per pre-split share.

Other Factors.    The Company has not purchased any of its stock in the past year, so the Board did not consider this factor in establishing the fair value of the stock for the cash payment.

The Company and its affiliates are not aware of any firm offers to purchase the Company that have been made during the past two years by any unaffiliated person. Consequently, the Board did not consider this factor in establishing the fair value of the stock for the cash payment.

The Company has not engaged in a merger or consolidation with another company or in the sale or other transfer of a substantial part of its assets in the last two years, so the Board did not consider this factor in establishing the fair value of the stock for the cash payment.

Apart from the purchase of preferred securities by UBS (See, “Certain Transactions”), there have not been any purchases of the Company’s stock that would enable the holder to exercise control of the Company. Therefore, the Board did not consider this factor in establishing the fair value of the stock for the cash payment.

The Board considered obtaining an independent analysis and evaluation of the estimated fair market value of the Common Stock but, as noted earlier, determined that the time and expense of an independent analysis and evaluation was unjustified in the circumstances because the Board concluded that the method of valuation chosen by the Board was a fair representation of value of the stockholdings for the reasons stated above.

After consideration of all of the foregoing factors, all of the directors and each member of the Affiliate Group have determined that the Reverse Stock Split proposal is procedurally and substantively fair to the stockholders of the Company, including the unaffiliated stockholders and the Small Stockholders.

The Board also considered the timing of implementation of the Reverse Stock Split proposal and the intended termination of the Company’s 1934 Act registration for the Common Stock. The Board concluded that the continued monetary and human resource expense of such registration was unjustified given the Company’s inability to effectively take advantage of many of the benefits of public registration. To achieve the savings from termination, the Board instructed management to implement the Reverse Stock Split proposal and terminate registration of Common Stock as soon as practicable. Please see the section contained herein captioned “Reasons for the Reverse Stock Split” for further discussion of the expenses of registration and the Company’s experiences with respect to the benefits of such registration.

The Board of Directors unanimously approved the reverse stock split and recommends the reverse stock split to the Company’s stockholders for approval. The Board and each member of the Affiliate Group have concluded that the $0.12 per share purchase price is fair to the stockholders, including the unaffiliated stockholders.

Reasons for the Reverse Stock Split

The Board believes that the disadvantages of remaining a public company outweigh the advantages. The Board has no present intention to raise capital through sales of securities in a public offering in the future or to acquire other business entities using stock as the consideration for any such acquisition. Accordingly, the Company is not likely to take advantage of its current status as a public company to raise capital. Nonetheless, as a private company, the Company may still use Common Stock or Preferred Stock to raise additional capital in private placements or otherwise facilitate acquisitions.

The Company incurs direct and indirect costs associated with compliance with the SEC’s filing and reporting requirements imposed on public companies. The Company also incurs substantial indirect costs as a result of, among other things, management’s time expended in preparing and reviewing such filings. Since the Company has relatively few executive personnel, these indirect costs can be substantial. Based on the Company’s experience in prior years, the direct annual costs resulting from the Company being a public company are estimated as follows:

Independent Auditors	$560,000
SEC Counsel	$250,000
Transfer Agent, Printing and Mailing	$85,000

Total	$895,000

The Board expects that the actual savings to be realized may be higher than estimated above because the Board anticipates that the recently enacted Sarbanes-Oxley Act of 2002 will increase the costs of being a public reporting company. The Company expects that if it becomes private before its Report on Form 10-K for the year ended June 30, 2003 is otherwise due, then it will not be required to file such report and as a result a portion of the estimated savings could be realized in the current fiscal year due to reductions in audit and legal fees associated with the preparation of the Report. Although, the Company will still retain an independent auditor, the costs of an audit for a private company are substantially less than for a public company. In addition, the Company expects the various costs associated with remaining a public company will continue to increase in light of the Sarbanes-Oxley Act. Based on the Company’s size and resources, the Board does not believe the costs associated with remaining a public company are justified. In light of these disproportionate costs, the Board and each member of the Affiliate Group believe that it is in the best interests of the Company and its stockholders, as well as unaffiliated stockholders, to eliminate the administrative burden and costs associated with small stockholder accounts.

No appraisal rights are available under the Delaware General Corporation Law, the Company’s By-laws or its Restated Certificate of Incorporation Charter to any stockholders who dissent from the proposed Reverse Stock Split.

Effect of the Proposed Reverse Stock Split on Stockholders

Upon consummation of the Reverse Stock Split at midnight (Eastern Time) on the Effective Date, each Small Stockholder will have only the right to receive cash based upon the Purchase Price in lieu of receiving a fractional share resulting from the Reverse Stock Split. The equity interest of each such stockholder in the Company will be terminated, and each such stockholder will have no further right to vote as a stockholder or share in the Company’s assets, earnings, or profits following the Reverse Stock Split. It will not be possible for cashed-out stockholders to re-acquire an equity interest in the Company unless they negotiate the purchase of an interest from a remaining stockholder following the Reverse Stock Split.

Upon consummation of the Reverse Stock Split at midnight (Eastern Time) on the Effective Date, each stockholder of record holding 100 to 300 or more shares of Common Stock immediately prior to the Reverse Stock Split (depending on the stock split ratio chosen by the Board) will continue as a stockholder with respect to the share or shares of Common Stock resulting from the Reverse Stock Split, including any fractional shares he or she receives as a result of the Reverse Stock Split. Each such stockholder will continue to share in the Company’s assets, earnings or profits, if any, to the extent of their respective ownership of Common Stock following the Reverse Stock Split.

For stockholders of record who are not cashed out following the Reverse Stock Split, the net effect of the Reverse Stock Split will be a one-for-one hundred to one-for-three hundred reverse split of the Common Stock. After the Reverse Stock Split such stockholders will hold 1/100th to 1/300th as many shares of Common Stock as such stockholders held immediately prior to the Reverse Stock Split. In addition, excluding the reduction in outstanding shares of Common Stock due to the payment of cash for all fractional shares resulting from the Reverse Stock Split, the Board has no plans to further decrease the total number of outstanding shares of Common Stock.

The following table sets forth information regarding the number of authorized shares and issued and outstanding shares of our Common Stock and its effect on two hypothetical Stockholders following implementation of the Reverse Stock Split at the proposed ratios.

	Number of Shares of Common Stock Authorized	Number of Shares of Common Stock Issued and Outstanding	Number of Shares Held by Stockholder		Number of Shares Held by Stockholder
As of March 31	110,000,000	11,963,399	50		500
After Reverse Stock Split at the Following Proposed Ratios:
1-for-100	110,000,000	119,634	0.5	*	5
1-for-200	110,000,000	59,817	0.25	*	2.5
1-for-300	110,000,000	39,878	0.17	*	1.7

*	The stockholder would receive $0.6, $0.2 and $0.1, respectively instead of the fractional share.

Upon consummation of the Reverse Stock Split, the conversion rates at which the Company’s convertible preferred stock may be converted into Common Stock will be adjusted in order to reflect the Reverse Stock Split. These adjustments will be made with respect to each series of convertible preferred stock that is outstanding in accordance with their respective certificate(s) of designation defining their rights and preferences. Currently, for each matter submitted to a vote of stockholders, each share of the Company’s Series A Convertible Preferred Stock entitles the holder to one vote; each share of the Company’s Series B Convertible Preferred Stock entitles the holder to 1.43 votes; each share of the Company’s Series C Convertible Preferred Stock entitles the holder to 2.34 votes; and each share of the Company’s Series D Convertible Preferred Stock entitles the holder to 1.54 votes. Upon consummation of the Reverse Stock Split, the certificate of designation for each series of the Company’s authorized Preferred Stock will be amended so that for each matter submitted to a vote of stockholders each holder of the Preferred Stock shall be entitled to the number of votes equal to the shares of New Common Stock such Preferred Stock is currently convertible into. Currently, the outstanding Preferred Stock of the Company is entitled to 26,391,300 votes or approximately 69% of the voting rights. After the Reverse Stock Split, and amendments to the Certificate of Designation, the Preferred Stock will be entitled to 98,002 votes (assuming a one-for-300 ratio) or approximately 71% of the voting rights.

If the Reverse Stock Split is effected, the Company intends to promptly terminate the registration of its Common Stock under the 1934 Act. As a result of such termination, the Company will no longer be subject to the periodic reporting requirements and the proxy rules of the 1934 Act. Potential detriments to those remaining Company stockholders if the Reverse Stock Split is effected include substantially less access to information about the Company and decreased liquidity.

Exchange of stock certificates

Promptly following the consummation of the Reverse Stock Split on the Effective Date, the Company will send letters of transmittal to all stockholders of record. The letter of transmittal is for use in transmitting Common Stock certificates to the Company’s Transfer Agent. Upon proper completion and execution of a letter of transmittal and return thereof to the Transfer Agent, together with certificates, each such stockholder who is not being cashed out in the Reverse Stock Split will receive a new stock certificate. After the Reverse Stock Split and until surrendered, each outstanding certificate held by a Small Stockholder immediately prior to the Reverse Stock Split will be deemed for all purposes to represent only the right to receive the amount of cash to which the holder is entitled pursuant to the Reverse Stock Split. In the event that the Company is unable to locate these small holders, funds otherwise payable to such holders pursuant to the Reverse Stock Split will be held until proper claim therefore is made, subject to applicable escheat laws.

After the Effective Date, each certificate representing shares of Common Stock that was outstanding prior to the Effective Date and that was held by a stockholder who is not a Small Stockholder, until surrendered and exchanged for a new certificate, will be deemed for all corporate purposes to evidence ownership of such number of shares as is set forth on the face of the certificate divided by 100 to 300, including any fractional share resulting from the Reverse Stock Split. Any stockholder desiring to receive a new certificate can do so at any time in accordance with instructions set forth in the transmittal letter or otherwise by contacting the Transfer Agent as set forth in the transmittal letter for surrendering his old certificates. After the Effective Date, an old certificate presented to the Transfer Agent in settlement of a trade will be exchanged for a new certificate.

All amounts payable to stockholders will be subject to applicable state laws relating to abandoned property. No service charges or brokerage commissions will be payable by stockholders in connection with the Reverse Stock Split. No interest will be paid on the cash due to a holder of a fractional share of Common Stock following the Reverse Stock Split.

Material federal income tax consequences

The following is a summary of the anticipated material Federal income tax consequences of the Reverse Stock Split for stockholders who hold their interests in the Company as a capital asset. This summary is based upon the Federal income tax laws currently in effect and as currently interpreted. It does not take into account possible changes in such laws or interpretations, including any amendments to applicable statutes, regulations and proposed regulations, or changes in judicial or administrative rulings, some of which may have retroactive effect. This summary is provided for general information purposes only, and does not purport to address all aspects of Federal income tax consequences of the Reverse Stock Split and is not intended as tax advice to any person. In particular, and without limiting the foregoing, this summary does not account for or consider the Federal income tax consequences to stockholders of the Company in light of their individual investment circumstances or to holders subject to special treatment under the Federal income tax laws (for example, life insurance companies, regulated investment companies, and foreign taxpayers). This summary does not discuss any consequence of the Reverse Stock Split under any state, local, foreign or estate tax laws.

No ruling from the Internal Revenue Service or opinion of counsel will be obtained regarding the Federal income tax consequences to the stockholders of the Company in connection with the Reverse Stock Split. Accordingly, each stockholder is encouraged to consult its own tax adviser regarding the specific tax consequences of the proposed Reverse Stock Split, including the application and effect of federal, state, local, foreign and estate taxes, and any other tax laws.

Tax consequences to stockholders who are cashed-out in the Reverse Stock Split

Generally, a stockholder of Common Stock who is cashed-out in the Reverse Stock Split will recognize a capital gain or loss equal to the difference between the cash received for the cashed-out stock and the stockholder’s adjusted tax basis in his stock.

A stockholder who receives cash in the Reverse Stock Split may be required to furnish the stockholder’s social security number or taxpayer identification number to the Company or the Transfer Agent. Failure to provide such information may result in backup withholding.

All stockholders should consult their own tax advisors in order to determine the tax consequences of the Reverse Stock Split.

Tax consequences to stockholders who remain stockholders of the Company

The Board believes that the Reverse Stock Split will be a tax-free recapitalization to the Company and to the stockholders who remain stockholders of the Company pursuant to Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended.

Assuming the Reverse Stock Split qualifies as a tax-free reorganization, a stockholder who remains a stockholder of the Company will recognize no gain or loss on the exchange of its Common Stock for new Common Stock.

The tax basis of the new Common Stock received by holders of Common Stock will be the same as the tax basis of the Common Stock exchanged. In addition, the holding period of the new Common Stock in the hands of holders of new Common Stock will include the holding period of their Common Stock exchanged therefor, provided that such Common Stock was held as a capital asset immediately prior to the exchange.

The Internal Revenue Code imposes limits on the ability of a corporation to utilize its tax loss carryforwards following certain changes of ownership. The proposed Reverse Stock Split will not result in a change of ownership for these tax purposes. Accordingly, IFX will be entitled to utilize approximately 55 million of net operating loss carryforwards following the consummation of the Reverse Stock Split. The continuing stockholders will continue to have their income from the Company sheltered by the Company’s approximately 55 million of net operating loss carryforwards.

Appraisal rights; escheat laws

No appraisal rights are available under the Delaware General Corporation Law to stockholders who dissent from a reverse stock split. There may exist other rights or actions under state law for stockholders who are aggrieved by reverse stock splits generally. Although the nature and extent of such rights or actions are uncertain and may vary depending upon facts or circumstances, stockholder challenges to corporate action in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate Reverse Stock Splits. For example, stockholders could, if they deemed such to be applicable, take appropriate legal action against the Company and its Board, and claim that the Reverse Stock Split was unfair to the unaffiliated stockholders, and/or that there was no justifiable or reasonable business purpose for the Reverse Stock Split.

The unclaimed property and escheat laws of each state provide that under circumstances defined in that state’s statutes, holders of unclaimed or abandoned property must surrender that property to the state. Persons whose shares are eliminated and whose addresses are unknown to the Company, or who do not return their Common Stock certificate(s) and request payment therefore, generally will have a period of years (depending on applicable state law) from the Effective Date in which to claim the cash payment payable to them. For example, with respect to stockholders whose last known addresses are in New York, as shown by the records of the Company, the period is three years. Following the expiration of that three-year period, the Abandoned Property Law of New York would likely cause the cash payments to escheat to the State of New York. For stockholders who reside in other states or whose last known addresses, as shown by the records of the Company, are in states other than New York, such states may have abandoned property laws which call for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it or (ii) escheat of such property to the state. Under the laws of such other jurisdictions, the “holding period” or the time period which must elapse before the property is deemed to be abandoned may be shorter or longer than three years. If the Company does not have an address for the holder of record of the shares, then unclaimed cash-out payments would be turned over to the Company’s state of incorporation, the state of Delaware, in accordance with its escheat laws.

Effect of the proposed Reverse Stock Split on the option holders

The number of shares underlying each outstanding stock option will be decreased by a factor of 100 to 300 and the exercise price of each outstanding stock option will be increased by a factor of 100 to 300 as a result of the Reverse Stock Split.

Effect of the proposed Reverse Stock Split on the Company

The Restated Certificate of Incorporation currently authorizes the issuance of 110 million shares of Common Stock. As of the record date, the number of outstanding shares of Common Stock was 11,963,399. Based upon the Company’s best estimates, if the Reverse Stock Split had been consummated as of the record date at a one to 300 ratio, the number of outstanding shares of Common Stock would have been reduced from 11,963,399 to approximately 39,878 shares, and the number of holders of record of Common Stock would have been reduced from approximately 489 to approximately 140 stockholders.

The Common Stock is currently registered under Section 12(g) of the 1934 Act and, as a result, the Company is subject to the periodic reporting and other requirements of the 1934 Act. As a result of the Reverse Stock Split, the Company will have less than 300 holders of record of Common Stock, and will be eligible to terminate its obligation to continue filing periodic reports under the 1934 Act. As soon as possible after the Reverse Stock Split, the Company will file for deregistration of the Common Stock under the 1934 Act and will become a “private” company. In connection with the proposed Reverse Stock Split, the Company and the Affiliate Group have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”) with the SEC which incorporates by reference the information contained in this proxy statement.

Based on the aggregate number of shares owned by holders of record of less than 100 to 300 shares as of the Record Date, the Company estimates that payments of cash in lieu of the issuance of fractional shares to persons who held less than 100 to 300 shares of Common Stock will total approximately $3,000 in the aggregate. The Company will use its cash from working capital to pay for the reverse stock split.

The par value of the Common Stock will remain at $0.02 per share, and the number of authorized shares of Common Stock will continue to be 110 million following consummation of the Reverse Stock Split. After the consummation of the Reverse Stock Split, the outstanding shares will represent less than 1% of the total authorized shares of Common Stock. The Company has no current plans, arrangements or understandings to issue any Common Stock.

Conduct of the Company’s business after the Reverse Stock Split

The Company expects its business and operations to continue as they are currently being conducted and, except as disclosed below, the Reverse Stock Split is not anticipated to have any effect upon the conduct of its business. If the Reverse Stock Split is consummated, all stockholders of record holding fewer shares than the ratio chosen by the Board to effect the Reverse Stock Split will no longer have any equity interest in, and will not be stockholders of, the Company and therefore will not participate in its future potential or earnings and growth. Instead, each such owner of Common Stock will have the right to receive, upon surrender of his stock certificate, the Purchase Price per share in cash, without interest.

If the Reverse Stock Split is effected, the Company believes that, based on the Company’s stockholder records, approximately 140 to 235 stockholders of record will remain. In addition, individuals who are members of the Board and of Company management now owning approximately 97% of the Common Stock on an as converted basis will own approximately the same percentage of the Common Stock on an as converted basis after the Reverse Stock Split.

The Company expects, as a result of the Reverse Stock Split, to become a privately held company. The registration of the Common Stock under the 1934 Act will be terminated. In addition, because the Common Stock will no longer be publicly held, the Company will be relieved of the periodic reporting obligations and the requirement to comply with the proxy rules of Regulation 14A under Section 14 of the 1934 Act, its officers and directors and stockholders owning more than 10% of the Common Stock will be relieved of certain reporting obligations and short swing trading profits restrictions under Section 16 of the 1934 Act and will not be required to comply with the “going private” disclosure requirements of Rule 13e-3 of the 1934 Act.

Other than as described in this proxy statement, neither the Company nor its management has any current plans or proposals to effect any extraordinary corporate transaction; such as a merger, reorganization or liquidation; to sell or transfer any material amount of its assets; to change its Board or management; to change materially its indebtedness or capitalization; or otherwise effect any material change in its corporate structure of business. However, the Company may engage in such a transaction in the future to the extent that management and the Board determines it to be in the interest of the Company and its stockholders.

Costs of the Reverse Stock Split

The following is an estimate of the costs incurred or expected to be incurred by the Company in connection with the Reverse Stock Split. Final costs of the Reverse Stock Split may be more or less than the estimates shown below. The Company will be responsible for paying these costs. Please note that the following estimate of costs does not include the cost of payments to those stockholders holding shares cashed out in connection with the reverse stock split.

Legal Fees	$60,000
Transfer and exchange agent fees	9,000
Printing and mailing costs	28,100
Commission filing fees
Accounting fees	10,000

Total	$107,101

Trading Of Shares

Following consummation of the Reverse Stock Split, there will be no public market for the Common Stock. It is possible that one or more broker-dealers could act as market makers and sponsor the Common Stock on the Pink Sheets®. Pink Sheets is a centralized quotation service that collects and publishes market maker quotes for OTC securities. The Pink Sheets is not a stock exchange or a regulated entity. Price quotations are provided by OTC market makers and company information is provided by the OTC companies. The Company is not aware of any broker-dealer that will be willing to act as a market maker in the Common Stock after the Reverse Stock Split and the subsequent termination of the registration of the Company’s Common Stock.

Upon termination of the registration of the Common Stock under the 1934 Act, the reduction in public information concerning the Company and the termination of the Company’s status as a reporting company will likely adversely affect the liquidity of the Common Stock which in turn will likely have an adverse effect on the market value of the Common Stock. If the Common Stock is quoted on the Pink Sheets there may remain some liquidity in the Common Stock following the Reverse Stock Split, but this liquidity may be less than that available through listing on the Over-the Counter Bulletin Board. If the Common Stock is not quoted on the Pink Sheets, liquidity will be even further reduced. In addition, the increase in the per share price of the Common Stock and the decrease in the number of shares of Common Stock outstanding as a result of the Reverse Stock Split may also adversely affect the liquidity and market value of the Common Stock.

Vote Required

The proposal to amend the Restated Certificate of Incorporation requires the affirmative vote of the holders of a majority of the votes entitled to be cast by holders of all outstanding shares of Common Stock and Preferred Stock, voting together as a single class. This proposal also requires the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of all outstanding shares of the Preferred Stock.

The Affiliated Group has indicated that they intend to vote for the proposal. Therefore, it is anticipated that the holders of approximately 83% of votes entitled to be cast will vote for the approval of the Amendment to the Restated Certificate of Incorporation. Accordingly, it is anticipated the proposal will be approved at the Annual Meeting.

Recommendation of the Board of Directors

The Board of Directors recommends that stockholders vote FOR the amendment to the Company’s Restated Certificate of Incorporation to effect the Reverse Stock Split.

PROPOSAL TWO:

ELECTION OF DIRECTORS

Seven directors will be elected at the Annual Meeting to serve for one-year terms. Except as described below, the Board of Directors has no reason to believe that any of the nominees will not be a candidate or, if elected, will be unable or unwilling to serve as a director. In no event will the proxies be voted for a greater number of persons than the number of nominees named.

Nominees for Election to the Board of Directors.

The following is information regarding nominees for election as directors of the Company. Each of the nominees is presently serving as a director of the Company.

Joel M. Eidelstein, age 35, was President of IFX from November 9, 1996 until April 10, 2003. He also served as Interim Chief Financial Officer from November 7, 2002 until April 10, 2003 and has served as a director of the Company since November 1990. Mr. Eidelstein graduated from Brandeis University in May 1988 and was an independent commodity futures trader and a floor manager with Index Futures Group, Inc. from June 1988 until June 1996.

Michael Shalom, age 31, Chief Executive Officer and Director of IFX, was elected as IFX’s Chief Executive Officer on September 8, 1999 and has served as a director of IFX since November 1998. He has been the Company’s Interim Chief Financial Officer since April 11, 2003. Prior to July 1999, Mr. Shalom was a principal of, and was actively involved in the management of the INTCOMEX group of companies, which is a Latin American wholesale distributor of microcomputers, networking products, mass storage products, multimedia products, computer peripheral equipment and computer components. Mr. Shalom remains an affiliate of INTCOMEX. Mr. Shalom is also a principal of ITI.

Richard C. Capone, age 59, was appointed to the board of directors of IFX in June 2002. Mr. Capone retired from UBS AG in June 2000 and accepted a partnership position in UBS Capital Americas LLP, the private equity affiliate of UBS. Prior to his retirement, Mr. Capone had regional management responsibility for UBS AG’s operations in the United States, Canada and Latin America, and was a member of the firm’s Group Managing Board. He was also CEO of Warburg Dillon Read LLC, the investment banking subsidiary of UBS AG in the Americas. In addition, Mr. Capone was vice chairman of the Board of Directors of the Institute of International Bankers; a member of the Board of Directors of the Securities Industry Association; a partner of the New York City Partnership and Chamber of Commerce; a member of the Board of Directors of SACIA, The Business Council of Southwestern Connecticut; and a director of the American Swiss Foundation. UBS AG was formed on June 29, 1998, following the completion of the merger of Union Bank of Switzerland and Swiss Bank Corporation. Mr. Capone first joined UBS in 1978.

Patrick Delhougne, age 38, was elected to the Board of Directors in May 2001 and has been an executive director at Russell Reynolds Associates, a retained executive search firm since August 2002. From April 1999 until August 2002, Mr. Delhougne was a partner in the executive search firm of Ray & Berndston. Before starting his career in executive search, Mr. Delhougne was an equity sales associate and analyst for J.P. Morgan in London and New York. Previously, he was a case team leader with Bain & Co. in Munich, Germany, responsible for managing strategy consulting projects. Mr. Delhougne began his career with Siemens PLC in London, working as the assistant to the chief executive officer. He was subsequently promoted to corporate planner in the regional strategy group, working with the board of directors at Siemens AG in Munich. He also worked for the Siemens Transportation Group in Erlangen as a commercial manager. Mr. Delhougne earned a B.B.A degree from the U.S. International University—Europe (Summa Cum Laude), a postgraduate diploma from the London School of Economics, and an M.B.A. from the Harvard Graduate School of Business Administration, which he attended on the Werner von Siemens Scholarship.

George Duarte, age 42, was appointed to the board of directors of IFX in June 2002. He is a partner of UBS Capital Americas, which manages in excess of $1.5 billion in private equity commitments dedicated to investments primarily in the United States, including investments in telecommunications, software and general and industrial businesses. Prior to joining UBS Capital Americas in 1992, Mr. Duarte worked in Citibank, N.A. as Senior Banker in its World Corporate Group between 1990 and 1992, and prior to that at Manufacturers Hanover Trust Company as a Vice President in its Leveraged Finance Group (1981-1990). In addition, Mr. Duarte has been a director of Tutopia since August 2000, and Internet Group (Cayman) Limited since November 2001. Mr. Duarte holds a B.S. in Business Administration from Georgetown University.

Mark O. Lama, age 40, was elected to the IFX board of directors in June 2000. Mr. Lama is a principal of UBS Capital Americas, which manages $1.5 billion in private equity commitments dedicated to investments in North and South America, including investments in the telecommunications, software, and Internet sectors. Prior to joining UBS Capital Americas in 1998, he worked in the U.S. and Latin America groups of Chase Capital Partners (a private equity firm), the Banking and Corporate Finance Group of Chemical Bank and the Emerging Markets group at Salomon Brothers, Inc. Mr. Lama holds an M.B.A. from Harvard Graduate School of Business Administration, a B.S. from Columbia University and a B.A. from Colgate University.

Burton J. Meyer, age 54, has served as a director of the Company since May 1999. Mr. Meyer previously served as director of the Company from August 1986 until July 1, 1996 and as President of the Company from July 1987 until July 1, 1996. Mr. Meyer served as Executive Vice President of E.D. & F. Man International, an international futures and conglomerate brokerage, from July 1996 to June 30, 2000.

Vote Required

Director nominees must receive the affirmative vote of a plurality of the votes represented at the meeting and entitled to vote for directors, meaning that the seven nominees for director with the most votes will be elected.

UBS, ITI and LSC, the beneficial owners of an aggregate of approximately 93% of the shares entitled to vote for directors, have contractually agreed to vote all of their shares for election to the Company’s Board of Directors of George Duarte, Mark O. Lama, Michael Shalom, Joel Eidelstein, Burton Meyer and Patrick Delhougne. Accordingly, all of the nominees will be elected at the Annual Meeting.

Board of Directors Recommendation

Our Board recommends that you vote “FOR” all of the nominees for election as directors.

BOARD STRUCTURE AND COMPENSATION

Board of Directors

Directors are elected on an annual basis. Each director of the Company holds office until the next annual meeting of stockholders or until that director’s successor has been elected and qualified. The number of directors that constitute the full board is fixed from time to time by resolution of the Board of Directors. There are seven persons currently serving as directors.

The parties to the Stockholders Agreement (who control approximately 93% of the outstanding voting stock) have agreed to elect seven members to the Board, of whom three shall be designated by UBS (George Duarte, Richard Capone and Mark O. Lama), one shall be designated by ITI (Michael Shalom), one shall be designated by LSC (Joel Eidelstein), one shall be an independent director (as defined by the NASD) designated by UBS (Patrick Delhougne), and one shall be an independent director reasonably acceptable to UBS, LSC and ITI (Burton Meyer).

During fiscal year 2002, the Board of Directors held three meetings and took all other actions pursuant to unanimous written consents in lieu of meetings. Each of the current directors attended at least 75% of all meetings of the Board of Directors during fiscal year 2002 called during the time he or she served.

Compensation of Directors

Directors do not receive cash compensation in connection with their duties as directors, but may be reimbursed for expenses incurred by them in connection with their services as directors.

The Company grants stock options under its Directors Stock Option Plan to each director who is not an IFX employee and who is not a beneficial owner of 5% or more of the Company’s Common Stock (as determined in accordance with Rule 13d-3 of the 1934 Act). Under this plan, the Company grants each non-employee director an option to buy 450 shares of its Common Stock when the director is first elected and an option to buy an additional 450 shares of Common Stock at each annual meeting until he or she is no longer a director. If a director serves on a committee of the board, he or she is granted an additional option to buy 75 shares for each year of service. The exercise price for the options is equal to 100% of the fair market value of the Company’s Common Stock on the date of grant. The options cannot be exercised until six months after the date of grant. Each option terminates on the earlier of a director’s termination for cause, one year after a director’s death, or ten years from the date of grant. During the fiscal year ended June 30, 2002, the directors received options as follows:

Director	Amount	Exercise Price	Date Granted

George A. Myers	600	$0.80	December 7, 2001

Burton J. Meyer	600	$0.80	December 7, 2001

Patrick Delhougne	450	$0.80	December 7, 2001

Mr. Eidelstein and Mr. Shalom, as employees, and Richard Capone, George Duarte, Charles Delaney (director until June 2002), Charles Moore (director until June 2002), and Mark Lama, as 5% or more beneficial owners, did not receive any options under this plan.

Committees of the Board of Directors

The Board of Directors has a standing Audit Committee and Compensation Committee to assist the Board in the discharge of its responsibilities. The current members of the Audit Committee are George Duarte, Patrick Delhougne and Burton J. Meyer. The Audit Committee held two meetings during fiscal year 2002.

Report of the Audit Committee

The Audit Committee of the Board of Directors is composed of two independent directors and one non-independent director as defined by and in accordance with NASD rules. The Audit Committee operates under a written charter adopted by the Board of Directors (attached as Exhibit B to this Proxy Statement). The Audit Committee recommends to the Board of Directors, subject to stockholder ratification, the selection of the Company’s independent accountants.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Company’s independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants the firm’s independence. Additionally, the Audit Committee has considered whether the independent public accountant’s provision of “other non-audit services” to the Company is compatible with the auditor’s independence. The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Audit Committee rely without verification on the information provided to them and on the representations made by management and the independent auditors.

Based on the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002 filed with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

George Duarte

Patrick Delhougne

Burton J. Meyer

Compensation Committee Interlocks and Insider Participation

The Compensation Committee did not hold any meetings during fiscal year 2002. All of its matters were approved by unanimous written consent.

The Compensation Committee develops and oversees the Company’s compensation policy and approves salaries and annual bonuses for senior management of the Company.

The current members of the Compensation Committee are Mark O. Lama, Burton J. Meyer and Patrick Delhougne. On July 1, 1996, IFX sold assets to E.D.& F. Man International, Inc. Mr. Meyer served as Executive Vice President of E.D. & F. Man International, Inc. from July 1996 to June 30, 2000.

On an as converted basis at June 30, 2002, UBS owned approximately 63% of the Common Stock of the Company on an as converted basis, and approximately 37% of Tutopia.com, Inc. (“Tutopia”). Mr. Lama is a principal of UBS Capital Americas, LLC, an affiliate of UBS. Sales to Tutopia accounted for 25.6% of the Company’s total sales for fiscal year 2002. On February 19, 2002, UBS invested $7 million of cash and surrendered 1.5 million shares of IFX’s common stock held by UBS in exchange for approximately 3.8 million shares of IFX Series C Convertible Preferred Stock. On June 28, 2002, UBS invested approximately $3.33 million in cash and surrendered 750,000 shares of Series C Preferred Stock in exchange for 4,652,778 shares of Series D Preferred Stock.

During the fiscal year ended June 30, 2002, Mr. Delhougne was a partner in the executive search firm of Ray & Berndtson. In November 2001, the Company engaged Ray & Berndtson to conduct an executive search for candidates for Chief Financial Officer of IFX. The fees paid during fiscal year 2002 for this engagement were approximately $47,800 and the Company currently owes Ray & Berndtson $37,413 for prior searches. In addition, the Company paid approximately $4,000 in expenses for a prior search.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Director, among other things, develops and oversee the Company’s compensation policy and approves salaries and annual bonuses for senior management of the Company. The Compensation Committee currently consists of Patrick Delhougne, Mark Lama and Burton J. Meyer.

The Company’s compensation policy for senior management historically consisted almost exclusively of cash salaries and, from time to time, discretionary performance bonuses. In fiscal year 1999, the Board of Directors implemented a change in the Company’s compensation policy to add a significant long-term equity component to the compensation paid to its senior management. The Board’s goal was to strengthen the Company’s ability to recruit, motivate and retain highly-qualified individuals. The Compensation Committee believes that stock options and restricted stock, which vest over time and will be subject to forfeiture, better align the interests of the Company’s senior management with the interests of the Company’s stockholders. The Compensation Committee also believes that substantial equity ownership by individuals in leadership positions within the Company will help to ensure that such individuals remain focused on building stockholder value.

In reviewing annual salary, salary increases and equity compensation for individual executive officers, including the chief executive officer, the Compensation Committee consider various factors, such as the executive’s contribution to the Company’s operating effectiveness and profitability; the executive’s achievement of pre-established goals and performance targets; the level of responsibility, scope and complexity of such executive’s position relative to other executive management; and the salary levels of other companies in the same industry.

March 31, 2003

SUBMITTED BY THE COMPENSATION

COMMITTEE OF THE BOARD OF

DIRECTORS

Patrick Delhougne

Burton J. Meyer

Mark O. Lama

COMPARISON OF CUMULATIVE TOTAL RETURN

AMONG IFX CORPORATION, THE NASDAQ STOCK MARKET INDEX

AND INDUSTRY INDEX

IFX’s primary business was providing commodity brokerage services until July 1996 when we sold substantially all of these assets. From July 1996 through February 1999, IFX’s revenues consisted primarily of payments and earnings related to these discontinued operations. In November 1998, the Company started its Internet business in Latin America.

The graph below compares the cumulative total shareholder return on the Common Stock since the Company’s fiscal year ended June 1997 with the cumulative total return of the Nasdaq Stock Market and the cumulative total return of the MG Industry Group 850 Internet Service Providers over the same period (assuming the investment on June 30, 1997 of $100 in each of the Common Stock, the Nasdaq Stock Market and the MG Industry 850 Internet Service Providers).

	1997	1998	1999	2000	2001	2002
IFX Corporation	100.00	174.25	1691.04	1062.61	169.10	77.70
MG Group Index	100.00	340.77	1261.69	1152.43	202.94	112.34
NASDAQ Market Index—U.S. COS.	100.00	133.30	198.21	311.58	171.69	118.24

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the 1934 Act that might incorporate future filings, including this proxy statement, in whole or in part, the report presented above and the performance graph following the report shall not be incorporated by reference into any such filings.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN

AMONG IFX CORPORATION,

THE NASDAQ STOCK MARKET (U.S.) INDEX AND MG GROUP INDEX

ASSUMES $100 INVESTED ON JULY 1, 1997

ASSUMES DIVIDEND REINVESTED

FISCAL YEAR ENDING JUNE 30, 2002

EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

The following table presents the total compensation paid or accrued during fiscal years 2002, 2001 and 2000 to each of our executive officers.

Summary Compensation Table

		Annual Compensation				Long Term Compensation
Name and Principal Position	Year Ended June 30	Salary ($)		Bonus ($)		Securities Underlying Options (#)

Michael F. Shalom, CEO	2002		$250,000		None	None
	2001 2000	$ $	237,500 162,500	$ $	50,000 50,000	299,800 30,000

Joel M. Eidelstein, President*	2002		$250,000		None	None
	2001 2000	$ $	253,125 150,000	$ $	61,827 50,000	28,500 300,000

Jose Leiman, General Counsel*	2002 2001 2000	$ $ $	247,750 225,792 225,000	$ $ $	50,000 275,000 25,000	None 275,000 227,500

*	Mr. Eidelstein resigned as President and Interim Chief Financial Officer of the Company on April 10, 2003.
**	Mr. Leiman also served as the Company’s Chief Financial Officer until July 31, 2002. Mr. Leiman resigned as General Counsel of the Company on April 16, 2003.

We refer you to “Election of Directors” above for biographies of Joel Eidelstein and Michael Shalom.

Jose Leiman, age 42, was General Counsel of the Company from December 2001 until April 13, 2003 and served as Chief Financial Officer of the Company from July 1, 1999 until July 31, 2002. From March 1996 to June 1999, Mr. Leiman was with Ernst & Young LLP, an international accounting firm. Prior to joining Ernst & Young LLP, Mr. Leiman was an attorney with Dewey Ballantine LLP, an international law firm. Mr. Leiman has also worked as a Certified Public Accountant (“CPA”) with Price Waterhouse LLP. Mr. Leiman holds J.D. (magna cum laude and order of the coif) and L.L.M. degrees from Georgetown University Law Center in Washington, D.C. and a B.B.A. degree with high honors from Florida International University. Mr. Leiman is admitted to practice law in Florida and Washington, D.C., and is also a Certified Management Accountant and a CPA.

Employment and Change of Control Agreements

Mr. Eidelstein, Mr. Shalom, and Mr. Leiman all entered into employment agreements with the Company as of May 7, 2001 (each a “2001 Employment Agreement”) which were in effect during the Company’s fiscal year ended June 30, 2002. All of them entered into amended and restated employment agreements with the Company as of October 31, 2002 (each a “Current Agreement”). In connection with his resignation on April 10, 2003, Mr. Eidelstein entered into a Payment and Release Agreement with the Company on that date. Mr. Leiman’s Current Agreement terminated with his resignation on April 16, 2003 and he has no further rights under the Current Agreement.

Mr. Eidelstein’s 2001 Agreement had the following provisions: Mr. Eidelstein served as the President of the Company for a three-year term which began January 1, 2000. The term of the 2001 Agreement was subject to automatic extensions unless notified otherwise by either the Company or Mr. Eidelstein. Mr. Eidelstein’s base salary was $250,000. He was eligible to receive a $50,000 bonus per year if certain performance criteria were met. If Mr. Eidelstein was involuntarily terminated during the term of the 2001 Agreement (except for cause) he would receive a lump sum amount of accrued but unpaid salary and a pro-rata bonus and all of his options would immediately vest. He would also receive an amount equal to the product of the number of whole and fractional years remaining until the end of the 2001 Agreement’s term multiplied by his annualized current salary plus bonus for the prior year. If Mr. Eidelstein was terminated within two years after a “Change of Control”, he would receive an amount equal to the product of the number of whole and fractional years remaining until the end of the 2001 Agreement’s term multiplied by three times his annualized current salary and highest previous annual bonus. The 2001 Agreement prohibited Mr. Eidelstein from disclosing confidential information regarding the Company, and during the period of his employment with the Company and for one year thereafter, being involved in any capacity with any business competitive with the Company in the United States, Latin America or in any other market in which the Company is then conducting business.

Mr. Eidelstein’s Current Agreement had the following provisions: Mr. Eidelstein serves as the President of the Company for a term which continues until one year after either party notifies the other that the agreement shall not be automatically extended. Mr. Eidelstein’s base salary is $175,000 and he received a bonus of $35,000 upon signing the Current Agreement. In the event of a “Liquidity Event”, the Company will pay a bonus to Mr. Eidelstein if the equity value of the Company is at least $30 million, as determined in conjunction with the Liquidity Event. The amount of the bonus will equal 24.75 % of the “Total Senior Management Bonus Pool”. Mr. Eidelstein was also granted an option to purchase 125,000 shares of the Company’s Series D Preferred Stock with an exercise price of $1.20 per share vesting monthly over a 24 month period and the vested right to receive 11,667 shares of the Company’s Series E Preferred Stock upon a Change in Control, a Liquidity Event or a liquidation. If Mr. Eidelstein was involuntarily terminated during the term of the Current Agreement (except for cause) he would receive a lump sum amount of accrued but unpaid salary and all of his options would immediately vest with the right to receive shares of Series E Preferred Stock increased by 24,300. He would also receive an amount equal to one-third of his annualized salary for the current year of the agreement payable semi-monthly over four months. If Mr. Eidelstein was terminated within one year after a “Change in Control”, he would receive an amount equal to 75% of his annualized salary for the current year payable semi-monthly over nine months. The Current Agreement prohibits Mr. Eidelstein from disclosing confidential information regarding the Company, and during the period of his employment with the Company and for one year thereafter, being involved in any capacity with any business competitive with the Company in the United States, Latin America or in any other market in which the Company is then conducting business.

Under the terms of this Payment and General Release Agreement, Mr. Eidelstein’s Current Agreement was terminated. He received a severance payment of $55,841.66, payable in seven semi-monthly payments and accrued vacation pay of $5,307.75. The Company will provide at its cost COBRA medical coverage and group life insurance for six months. In addition, all stock options granted to Mr. Eidelstein become immediately exercisable and remain exercisable for five years. Mr. Eidelstein will continue to receive the right to a bonus if a Liquidity Event occurs by April 10, 2008 and his loans in the principal amount of $30,000 (plus accrued interest) were cancelled. Mr. Eidelstein is prohibited from disclosing confidential information regarding the Company, and is prohibited until July 31, 2003 from being involved in any capacity with any business competitive with the Company in the United States, Latin America or in any other market in which the Company is then conducting business. Mr. Eidelstein released IFX from any claims he may have against IFX.

Mr. Shalom’s 2001 Agreement had the following provisions: Mr. Shalom served as the Chief Executive Officer of the Company for a three-year term which began January 1, 2000. The term of the 2001 Agreement was subject to automatic extensions unless notified otherwise by either the Company or Mr. Shalom. Mr. Shalom’s base salary was $250,000. He is eligible to receive a $50,000 bonus per year if certain performance criteria are met. If Mr. Shalom was involuntarily terminated during the term of the employment agreement (except for cause) he would receive a lump sum amount of accrued but unpaid salary and a pro-rata bonus and all of his options would immediately vest. He would also receive an amount equal to the product of the number of whole and fractional years remaining until the end of the employment agreement’s term multiplied by his annualized current salary plus bonus for the prior year. If Mr. Shalom was terminated within two years after a “Change of Control”, he would receive an amount equal to the product of the number of whole and fractional years remaining until the end of the 2001 Agreement’s term multiplied by three times his annualized current salary and highest previous annual bonus. The 2001 Agreement prohibits Mr. Shalom from disclosing confidential information regarding the

Company, and during the period of his employment with the Company and for one year thereafter being involved in any capacity with any business competitive with the Company in the United States, Latin America or in any other market in which the Company is then conducting business.

Mr. Shalom’s Current Agreement has the following provisions: Mr. Shalom serves as the Chief Executive Officer and/or Chief Operating Officer of the Company for a term which continues until one year after either party notifies the other that the agreement shall not be automatically extended. Mr. Shalom’s base salary is $175,000. In the event of a “Liquidity Event”, the Company will pay a bonus to Mr. Shalom if the equity value of the Company is at least $30 million, as determined in conjunction with the Liquidity Event. The amount of the bonus will equal 24.75% of the “Total Senior Management Bonus Pool”. Mr. Shalom was also granted an option to purchase 125,000 shares of the Company’s Series D Preferred Stock with an exercise price of $1.20 per share vesting monthly over a 24 month period and the vested right to receive 23,333 shares of the Company’s Series E Preferred Stock upon a Change in Control, a Liquidity Event or a liquidation. If Mr. Shalom was involuntarily terminated during the term of the Current Agreement (except for cause) he would receive a lump sum amount of accrued but unpaid salary and all of his options would immediately vest with the right to receive shares of Series E Preferred Stock increased by 24,300. He would also receive an amount equal one-third of his annualized salary for the current year of the agreement payable semi-monthly over four months. If Mr. Shalom was terminated within one year after a “Change in Control”, he would receive an amount equal to 75% of his annualized salary for the current year payable semi-monthly over nine months. The Current Agreement prohibits Mr. Shalom from disclosing confidential information regarding the Company, and during the period of his employment with the Company and for one year thereafter, being involved in any capacity with any business competitive with the Company in the United States, Latin America or in any other market in which the Company is then conducting business.

Mr. Leiman’s 2001 Agreement had the following provisions: Jose Leiman served as the Chief Financial Officer of the Company for a two-year period which commenced on May 7, 2001. The term of the 2001 Agreement was subject to automatic extension unless notified otherwise by either the Company or Mr. Leiman. Mr. Leiman’s base salary was $235,000 per year for the first year of the agreement and $260,000 per year thereafter. He received a performance bonus of $250,000 for his prior two-year service and would receive a minimum bonus of $50,000 per fiscal year up to a maximum of $125,000 per year. If Mr. Leiman was involuntarily terminated during the term of the 2001 Agreement (except for “cause”), he would receive a lump sum amount of accrued but unpaid salary and a pro-rata bonus and all of his options under the 1998 Stock Option Plan would immediately vest. He would also receive an amount equal to the product of the number of whole and fractional years remaining until the end of the 2001 Agreement’s term multiplied by his annualized current salary plus bonus for the prior year. If Mr. Leiman was terminated within two years after a “Change of Control” (as defined in the employment agreement), he receives an amount equal to the product of the number of whole and fractional years remaining until the end of the 2001 Agreement’s term multiplied by three times his annualized current salary and highest previous annual bonus. The 2001 Agreement prohibited Mr. Leiman from disclosing confidential information regarding the Company, and during the period of his employment with the Company and for one year thereafter from being involved in any capacity with any business competitive with the Company in the United States, Latin America or in any other market in which the Company is then conducting business.

Mr. Leiman’s Current Agreement which terminated with his resignation on April 16, 2003, had the following provisions: Mr. Leiman serves as the General Counsel and/or Chief Administrative Officer of the Company for a term which continues until one year after either party notifies the other that the agreement shall not be automatically extended. Mr. Leiman’s base salary is $182,000. In the event of a “Liquidity Event”, the Company will pay a bonus to Mr. Leiman if the equity value of the Company is at least $30 million, as determined in conjunction with the Liquidity Event. The amount of the bonus will equal 25.75% of the “Total Senior Management Bonus Pool”. Mr. Leiman was also granted an option to purchase 130,000 shares of the Company’s Series D Preferred Stock with an exercise price of $1.20 per share vesting monthly over a 24 month period. If Mr. Leiman was involuntarily terminated during the term of the Current Agreement (except for cause) he would receive a lump sum amount of accrued but unpaid salary, all of his options would immediately vest and he would have the vested right to receive 25,300 shares of the Company’s Series E Preferred Stock upon a Change in Control, a Liquidity Event or a liquidation. He would also receive an amount equal to one-third of his annualized salary for the current year of the agreement payable semi-monthly over four months. If Mr. Leiman was terminated within one year after a “Change in Control”, he would receive an amount equal to 75% of his annualized salary for the current year payable semi-monthly over nine months. The Current Agreement prohibits Mr. Leiman from disclosing confidential information regarding the Company, and during the period of his employment with the Company and for one year thereafter, being involved in any capacity with any business competitive with the Company in the United States, Latin America or in any other market in which the Company is then conducting business.

Under both the 2001 Agreements and the Current Agreements of Messrs. Eidelstein, Shalom and Leiman, a “Change in Control” means the occurrence of any one of the following events: (a) any consolidation, merger or other similar transaction involving IFX, if following which the stockholders of IFX immediately prior to such transaction fail to hold more than 50% of the outstanding voting securities of the continuing or succeeding corporation in substantially the same proportions, or which contemplates that all or substantially all of the business and/or assets of IFX will be controlled by another corporation; (b) any sale, lease, exchange or transfer (in one transaction or series of related transactions) of all or substantially all of the assets of IFX; (c) approval by the stockholders of IFX of any plan or proposal for the liquidation or dissolution of IFX, unless such plan or proposal is abandoned within 60 days following such approval; (d) the acquisition by any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the outstanding shares of voting stock of IFX; provided, however, that for purposes of the foregoing, “person” excludes UBS Capital Americas III, L.P., UBS Capital, LLC, Lee S. Casty, the Casty Grantor Subtrust, International Technology Investments, LC or any of their Affiliates, any underwriter purchasing shares of IFX with the intent of reselling them, or (e) if, during any period of 24 consecutive calendar months commencing on the date of this Agreement, those individuals (the “Continuing Directors”) who either (i) were directors of IFX on the first day of each such period, or (ii) subsequently became directors of IFX and whose actual election or initial nomination for election subsequent to that date was approved by a majority of the Continuing Directors then on the board of directors of IFX, cease to constitute a majority of the board of directors of IFX.

Under the Current Agreements, the “Total Senior Management Bonus Pool” is equal to 2.5% of the equity value determined at the time of the Liquidity Event; provided, that if such equity value equals or exceeds $100 million, then the Total Senior Management Bonus Pool shall equal $2.5 million plus 5% of that portion of the equity value in excess of $100 million. If stockholders of Employer receive non-cash consideration in connection with a Liquidity Event, then an allocable portion of the Targeted Bonus shall be paid to Employee in the form of such non-cash consideration. Under the Current Agreements, “Liquidity Event” means the consummation of a transaction for consideration consisting of cash or unrestricted marketable securities, whether in a single transaction or in a series of related transactions, that are consummated contemporaneously (or consummated pursuant to contemporaneous agreements), with an independent third party or a group of independent third parties pursuant to which such party or parties (a) acquire more than 50% of the outstanding voting stock of the Company determined on a fully diluted basis, or (b) acquire assets constituting all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis (which shall be deemed the equivalent of the acquisition of 100% of the voting stock of the Employer on a fully diluted basis for the purposes hereof); provided, however, that if the consideration for such transaction consists of restricted securities, a Liquidity Event shall be deemed to be consummated at such time as at least 75% of such restricted securities become unrestricted marketable securities.

Option Grants and Exercises in Fiscal Year 2002

No options or stock appreciation rights were granted to any of the persons listed on the table below during fiscal year 2002.

The following table sets forth information with respect to the values at fiscal year-end of unexercised options to purchase shares of the Company’s Common Stock held by each of the executive officers named in the Summary Compensation Table above. No stock options were exercised by any of our directors or executive officers during fiscal year 2002.

Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at June 30, 2002 Exercisable/Unexercisable	Value of unexercised in-the-money options/SARs at June 30, 2002 Exercisable/Unexercisable ($)
Michael Shalom	0	0	10,201 / 329,800	0 / 0
Joel M. Eidelstein	0	0	351,750 /160,479	0 / 0
Jose Leiman	0	0	105,997 /452,300	0 / 0

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of the Company’s Common Stock, to file with the Securities and Exchange Commission reports of ownership and changes in ownership and to provide copies of such reports to the Company and to the Nasdaq Stock Market. Based solely on a review of the copies of such reports furnished to the Company, or written representations that no reports on Form 5 were required, the Company believes that all officers, directors and 10% beneficial owners complied with all Section 16(a) filing requirements during fiscal year 2001.

INDEPENDENT PUBLIC ACCOUNTANTS

Upon the recommendation of the Audit Committee, the Board selected the firm of Ernst & Young (“E&Y”) to be independent public accountants for the year ended June 30, 2003. The Company expects a representative of E&Y to be present at the Meeting, to have the opportunity to make a statement if he or she desires to do so, and to be available to respond to appropriate questions.

E&Y’s report on the financial statements for the year ended June 30, 2002 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to audit scope or accounting principles, except to note that the “financial statements were prepared assuming that the Company would continue as a going concern,” although the Company’s recurring operating losses and capital “raised substantial doubt about the Company’s ability to continue as a going concern.” In addition, during the two most recent fiscal years, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedure. During these same periods, there have occurred none of the “reportable events” listed in Item 304(a)(1)(v)(A-D) of Regulation S-K. In addition, no consultations listed in Item 304(a)(2)(i)-(ii) occurred during these same periods.

Audit Fees

The aggregate fees billed to the Company by E&Y as the Company’s independent public accountants for the audit of the fiscal year 2002 financial statements and for the review of the interim financial statements included in the Company’s fiscal year 2002 quarterly reports on Form 10-Q totaled approximately $563,000.

Financial Information System Design and Implementation Fees

The Company did not engage E&Y to provide professional services to the Company relating to financial information systems design and implementation during fiscal year 2002.

All Other Fees

The aggregate fees billed to the Company by E&Y for services rendered to the Company during fiscal year 2002, other than the services described under “Audit Fees” and “Financial Information Systems Design and Implementation Fees,” totaled approximately $51,000. These fees were for tax return preparation services.

As set forth in the Audit Committee Report on page     , the Audit Committee has considered the provision of non-audit services described in “All Other Fees” and has determined it is compatible with maintaining the independence of E&Y. The Audit Committee will consider in advance of the provision of any significant non-audit services by E&Y whether the provision of such services is compatible with maintaining the independence of such accountants.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of the outstanding Common Stock of the Company as of May 15, 2003, by (a) each of our directors and executive officers, (b) all of our directors and executive officers as a group and (c) each person known by the Company to own more than five percent of the Common Stock of the Company.

Name / Address(1)	Amount of Preferred Stock Beneficially Owned	Approximate Percentage of Preferred Stock	Amount of Common Stock Beneficially Owned		Approximate Percent of Common Stock
Michael Shalom	871,501	3.17%	5,075,419	(2)	10.00%
Joel M. Eidelstein	0	0	439,534	(3)	* %
Jose Leiman	0	0	45,779	(4)	* %
Burton J. Meyer	0	0	347,612	(5)	* %
Lee S. Casty(6)	871,574	3.25%	4,331,108	(7)	8.29%
International Technology Investments, LC(8)	851,501	3.17%	5,018,051	(9)	9.6%
Mark O. Lama(10)	24,200,787	90.10%	40,255,044	(11)	77.09%
George Duarte(10)	24,200,787	90.10%	40,255,044	(11)	77.09%
Richard C. Capone(10)	24,200,787	90.10%	40,255,044	(11)	77.09%
UBS Capital Americas III, L.P.(10)	24,200,787	90.10%	40,255,044	(11)	77.09%
Patrick Delhougne	0		450	(12)	* %

All Executive Officers and Directors as a group	25,923,862	96.52%	50,494,496		96.70%

*	Less than one percent.
(1)	The business address for Joel M. Eidelstein, Michael Shalom, Jose Leiman and Burton J. Meyer is in care of IFX, 15050 N.W. 79th Court, Suite 200, Miami Lakes, Florida 33016.
(2)	Includes 51,243 shares subject to an option which is currently exercisable and 5,018,051 shares of Common Stock held by International Technology Investments, LC (“ITI”). Mr. Shalom may be deemed to be an affiliate of ITI and, accordingly, Mr. Shalom may be deemed to beneficially own the shares of Common Stock held by such entity.
(3)	Includes 439,534 shares of Common Stock subject to an option granted to Mr. Eidelstein pursuant to the 1998 Stock Option Plan, which option currently is exercisable.
(4)	Consists of 45,779 shares of Common Stock that Mr. Leiman may acquire upon exercise of currently exercisable options granted to him pursuant to the 1998 Stock Option Plan.
(5)	Includes 1,800 shares of Common Stock that Mr. Meyer may acquire upon exercise of options granted to him by the Company, which options are currently exercisable. Also includes 218,812 shares of Common Stock that Mr. Meyer owns jointly with his spouse and 27,000 shares of Common Stock owned by Mr. Meyer’s Individual Retirement Account.
(6)	Lee S. Casty’s address is 707 Skokie Blvd., 5th Floor, Northbrook, IL 60062.

(7)	Includes 851,574 shares of Series D Preferred Stock that are convertible into 1,703,148 shares of Common Stock.
(8)	ITI’s address is 1135 Terminal Way, Suite 106, Reno, Nevada 89502.
(9)	Includes 851,501 shares of Series D Preferred Stock that are convertible into 1,703,002 shares of Common Stock.
(10)	The address of Mark O. Lama, George Duarte, Richard C. Capone and UBS Capital Americas III, L.P. is 299 Park Avenue, New York, New York 10171.
(11)	2,030,869 of these shares are shares of Series A Preferred Stock, each share of which is convertible into approximately 4.1 shares of Common Stock; 4,418,262 of these shares are shares of Series B Preferred Stock, each share of which is convertible into approximately 1.167 shares of Common Stock; 3,126,241 of these shares are shares of Series C Preferred Stock, which are convertible on a one-for-one basis into Common Stock; 4,686,095 of these shares are shares of Series D Preferred Stock, each share of which is convertible into two shares of Common Stock. Also includes an option to acquire 555,553 shares of Series D Preferred Stock and an option to acquire 5,610,000 shares of a new issue of preferred stock each of which will be convertible into one share of Common Stock. Also includes the right to receive 3,773,767 shares of Series D Convertible Preferred Stock upon conversion of promissory notes, each share of which is convertible into two shares of Common Stock. Of these shares and options, UBS Capital LLC, an affiliate of UBS Capital Americas III, L.P., owns 101,543 shares of Series A Preferred Stock, 220,913 shares of Series B Preferred Stock, 156,311 shares of Series C Preferred Stock, 234,305 shares of Series D Preferred Stock, an option to acquire 27,778 shares of Series D Preferred Stock, the right to receive 188,687 shares of Series D Convertible Preferred Stock upon conversion of promissory notes, each share of which is convertible into two shares of Common Stock and an option to acquire 280,500 shares of the new issue of preferred stock. Mark O. Lama, George Duarte and Richard C. Capone, as principals of an affiliate of UBS, may be deemed to beneficially own the shares held by UBS. George Duarte, Mark O. Lama and Richard C. Capone disclaim such ownership.
(12)	Consists of 450 shares of Common Stock that Mr. Delhougne may acquire upon exercise of an option granted to him by the Company. The address of Patrick Delhougne is 200 Park Avenue, Suite 2300, New York, New York 10166.

CERTAIN TRANSACTIONS

This section discusses certain transactions among executive officers, directors, LSC, ITI, UBS or their respective control persons and the Company or any of its subsidiaries. Lee S. Casty is the sole owner and manager of LSC and is the sole owner and director of French American Securities, Inc., a securities firm located at 707 Skokie Blvd., 5th Floor, Northbrook, IL 60062.

Index Futures Group, Inc., a wholly-owned subsidiary of the Company, and LC Management, Inc., a corporation controlled by Lee S. Casty, have entered into an Amended and Restated Consulting Agreement dated as of July 1, 2002. Under the terms of the Consulting Agreement, Mr. Casty is available to provide consulting services regarding operational matters of IFX and its affiliates for a fee of $5,000 per month. Such consulting services include attendance once each quarter at a two-day meeting with IFX management in Miami, Florida. Mr. Casty is responsible for his own travel expenses. The Consulting Agreement may be terminated by either party on at least 30 days notice after June 1, 2003.

The INTCOMEX Group (“INTCOMEX”) is a group of companies which is a Latin American wholesale distributor of microcomputers, networking products, mass storage products, multimedia products, computer peripheral equipment and computer components. INTCOMEX is owned by Michael Shalom, the Company’s Chief Executive Officer and a director, and members of Mr. Shalom’s family. Mr. Shalom was a principal of INTCOMEX until July 1999. During fiscal year 2002, IFX sold connectivity services for approximately $55,200 to INTCOMEX and purchased equipment from INTCOMEX at a cost of approximately $225,400. During fiscal year 2001, Facilito redeemed for $75,000 IFX’s then 49.99% interest in Facilito.

Joel M. Eidelstein, the former President and a director of the Company, received loans for personal expenses from the Company and Tutopia.com, Inc. (of which IFX owns approximately a 44% interest on an “as converted” basis, assuming the outstanding preferred stock of Tutopia was converted to common stock), pursuant to two promissory notes to the Company and two promissory notes to Tutopia. The promissory notes to the Company in the amount of $20,000 and $10,000 were made on August 4, 1999 and November 4, 1999, respectively. Interest in the amount of 5% per annum, compounds monthly, from the date of each note. Principal and interest on both notes was due on August 4, 2000. Any principal or interest not paid when due bears interest at the rate of 8% per annum. The promissory notes to Tutopia, each in the amount of $15,000, were made on January 22, 2001 and September 11, 2001. The January 22, 2001 note to Tutopia accrues interest at a rate of 5% per annum from the date of the note and any amount not paid when due bears interest at a rate of 10% per annum. Interest on the January 22, 2001 note was payable semi-annually beginning on July 22, 2001. All principal and interest was due on January 22, 2002. The September 11, 2001 note to Tutopia accrues interest at a rate of 5% per annum from the date of the note and any amount not paid when due bears interest at a rate of 15% per annum. All outstanding principal and interest was due on September 11, 2002. As of March 31, 2003, Mr. Eidelstein owed $37,900 in principal and interest to the Company and $38,800 in principal and interest to Tutopia, the largest amount outstanding on such loans since they were made. All principal and interest owed under the loans was cancelled as part of Mr. Eidelstein’s Payment and General Release Agreement with the Company. See “Employment and Change in Control Agreements” on page        .

Pursuant to an Amended and Restated Stock Purchase Agreement, dated as of June 12, 2000, between IFX Online, Inc., a subsidiary of the Company, and Lee Casty, IFX Online sold a part of its shares of Yupi Preferred Stock to Mr. Casty for a total purchase price of $5 million. The proceeds were used for the Company’s working capital. During August 2001, a subsidiary of Microsoft Corporation acquired Yupi. IFX received approximately $46,000 with respect to this acquisition, of which approximately $16,000 is payable to Mr. Casty.

During the fiscal year ended June 30, 2002, Mr. Delhougne was a partner in the executive search firm of Ray & Berndtson. In April 2001, the Company engaged Ray & Berndtson to conduct an executive search for candidates for the Board of Directors of IFX. The fees for this engagement were $50,000, plus $4,000 in expenses. In November 2001, the Company engaged Ray & Berndtson to conduct an executive search for candidates for Chief Financial Officer of IFX. The fees paid during fiscal year 2002 for this engagement were approximately $47,800 and the Company currently owes Ray & Berndtson $37,413 for the prior search.

On an as converted basis at May 15, 2003, UBS owned approximately 77% of the Company and approximately 36.7% of Tutopia. Mr. Capone and Mr. Duarte are partners and Mr. Lama is a principal of UBS Capital Americas, LLC, an affiliate of UBS. Since Mr. Capone, Mr. Duarte and Mr. Lama (and Mr. Delaney and Mr. Moore until June 2002) have an investment interest in UBS, they may benefit from transactions between UBS on the one hand and IFX and its subsidiaries on the other. Sales to Tutopia accounted for 25.6% of the Company’s total revenues for fiscal year 2002 and 43.1% of the Company’s total revenues for fiscal year 2001.

On May 14, 2003, the Company issued to UBS Convertible Promissory Notes in the aggregate amount of $200,000. On March 31, 2003, the Company issued to UBS Convertible Promissory Notes in the aggregate amount of $750,000. On March 6, 2003, the Company issued to UBS Convertible Promissory Notes in the aggregate amount of $500,000. Each Note accrues interest at a rate equal to 10% per annum and matures on March 1, 2008 (the “Maturity Date”). At any time prior to the Maturity Date, the holders of the Notes can convert the principal amount of the Notes plus accrued and unpaid interest into shares of Series D Preferred Stock (or, if necessary under Delaware law, a new class of preferred stock having the same rights, preferences, and privileges as the Series D Preferred Stock) at a conversion price equal to $1.20 per share (as adjusted for stock splits, combinations, stock dividends and the like) of Series D Preferred Stock. The Series D Preferred Stock to be issued upon any such conversion shall have the same rights, preferences and privileges as the shares of the Series D Preferred Stock described below. In the event that the holders of the Notes do not own Common Stock at the time of the conversion to Series D Preferred Stock pursuant to the Notes, then, in addition to the shares of Series D Preferred Stock issuable as stated above, the holders of the Notes shall receive 0.0342 shares of Series D

Preferred Stock for each dollar of the Notes plus accrued and unpaid interest converted. Alternatively, in the event that the Company enters into an agreement to issue “Qualified Financing Securities” prior to the Maturity Date, then the holders of the Notes can convert the principal amount of the Notes plus accrued and unpaid interest into Qualified Financing Securities at a conversion price equal to the purchase price per Qualified Financing Security. A “Qualified Financing Security” means a security issued by the Company pursuant to an agreement executed after March 31, 2003 that provides the Company debt or equity financing in connection with the issuance of securities by the Company consisting of common stock or other securities that are convertible, exercisable, or exchangeable into shares of the Company’s common stock.

An Amended and Restated Put Agreement, dated as of August 15, 2002, was entered into by and among the Company, Americas III and UBS Capital LLC (the “Amended and Restated Put Agreement”), pursuant to which Americas III and UBS AG, through its 100% ownership of UBS Capital LLC, are entitled to exchange shares of Tutopia.com, Inc. for shares of a new class of the Company’s convertible preferred stock and shares of Series D Preferred Stock. Under the Amended and Restated Put Agreement, Americas III and UBS Capital LLC are entitled to exchange shares of series A preferred stock of Tutopia for up to 5,329,500 and 280,500 shares of a newly designated class of convertible preferred stock of the Company, respectively. Such convertible preferred stock will have substantially the same terms and conditions as the Series C Preferred Stock, other than the right to participate with holders of the Common Stock in distributions by the Company upon a bankruptcy, liquidation, dissolution or winding up of the Company (“New Preferred Stock”). In addition to the shares of New Preferred Stock described above, Americas III and UBS Capital LLC are entitled to exchange shares of series B preferred stock of Tutopia for up to 527,775 and 27,778 shares of Series D Preferred Stock, respectively. The right to exchange series A preferred stock of Tutopia for New Preferred Stock was originally granted in connection with the purchase of Series C Preferred Stock described below and the right to exchange series B preferred stock of Tutopia for Series D Preferred Stock was granted in connection with the purchase of Series D Preferred Stock described below.

In connection with the issuance of the Notes on March 6, 2003 UBS entered into an Amendment to Extend Term of the Amended and Restated Put Agreement, dated as of February 19, 2003, by and among the Company and UBS pursuant to which the expiration date of the put right was extended from February 19, 2003 until August 19, 2003.

On October 31, 2002 the Company issued to UBS Convertible Promissory Notes in the aggregate amount of $2,900,000. The terms of the Notes are identical to the Notes described above, except (i) the maturity date for each Note is September 30, 2007 and (ii) a “Qualified Financing Security” means a security issued by the Company pursuant to an agreement executed after October 31, 2002.

A Purchase Agreement, dated as of February 19, 2002, was entered into by and among the Company, Americas III, UBS Capital LLC, ITI, LSC, Joel Eidelstein, Michael Shalom, Lee Casty and Jak Bursztyn, the president of Tutopia (the “Series D Purchase Agreement”). As a result of the consummation of the transactions contemplated by the Series D Purchase Agreement, on June 28, 2002, Americas III and UBS Capital LLC purchased 4,451,790 and 234,305 shares, respectively, of Series D Preferred Stock for an aggregate of $1,200,000 in cash plus the surrender of 750,000 shares of Series C Preferred Stock and cancellation of approximately $2,173,315 of indebtedness; each of ITI and LSC invested approximately $812,500 in cash and surrendered approximately 333,000 shares of Common Sock in exchange for 843,808 shares of Series D Preferred Stock; and Mr. Bursztyn invested approximately $47,000 in cash and surrendered approximately 10,000 shares of common stock in exchange for 43,273 shares of Series D Preferred Stock (the “Series D Financing”).

The Series D Preferred Stock was authorized pursuant to a Certificate of Designation, Number, Powers, Preferences and Relative, Participating, Optional and Other Rights of the Series D Convertible Preferred Stock of IFX Corporation, which was filed with the Secretary of State of the State of Delaware (the “Series D Certificate of Designation”). The Series D Preferred Stock carries a liquidation preference such that, upon a bankruptcy, liquidation, dissolution or winding up of the Company (including a sale of control of the Company), each holder of Series D Preferred Stock will be entitled to receive, prior and in preference to any distribution to holders of the Common Stock, $6.00 per share (the “Stated Amount”) plus dividends at the rate of 10% per annum from the date of issuance through the liquidation (the “Stated Preference”), plus, each holder of Series D Preferred Stock will be entitled to participate in distributions to Common Stock holders as if such Series D Preferred Stock were converted into Common Stock; provided, that the amount that each holder will be entitled to receive in respect of each share of Series D Preferred Stock will be limited to a maximum amount equal to 3-1/2 times the Stated Preference. The Series D Preferred Stock is entitled to vote on all matters submitted to the holders of the Common Stock and has 1.54 votes per share. The Series D Preferred Stock is convertible into Common Stock on a one-for-two basis, subject to customary anti-dilution adjustments. Pursuant to the Series D Certificate of Designation, holders of the Series D Preferred Stock have preemptive rights with respect to certain issuances by the Company of its capital stock or securities convertible into such capital stock.

Americas III and UBS Capital LLC entered into a Purchase Agreement, dated as of October 11, 2001, by and among the Company, Americas III and UBS Capital LLC (the “Series C Purchase Agreement”). As a result of the consummation of the transactions contemplated by the Series C Purchase Agreement, on February 19, 2002, Americas III and UBS Capital LLC purchased 3,682,430 and 193,811 shares, respectively, of Series C Preferred Stock for an aggregate of $7,000,000.00 plus the surrender of 1,500,000 shares of Common Stock and cancellation of approximately $128,724 of indebtedness. The Series C Preferred Stock purchased pursuant to the Series C Purchase Agreement is subject to the Amended and Restated Stockholders Agreement.

The Series C Preferred Stock was authorized pursuant to a Certificate of Designation, Number, Powers, Preferences and Relative, Participating, Optional and Other Rights of the Series C Convertible Preferred Stock of IFX Corporation, which was filed with the Secretary of State of the State of Delaware. The Series C Preferred Stock substantially the same rights and privileges as the Series D Preferred Stock, except (i) each share of Series C Preferred Stock has a Stated Amount of $3.00 per share, (ii) each share of Series C Preferred Stock is currently convertible into 1.00 share of Common Stock, subject to customary anti-dilution adjustments and (iii) each share of Series C Preferred Stock has 2.3356 votes per share.

A Purchase Agreement, dated as of March 13, 2001, was entered into by and among the Company, Americas III and UBS Capital LLC (the “Series B Purchase Agreement”). As a result of the consummation of the transactions contemplated by the Series B Purchase Agreement, on May 7, 2001, Americas III and UBS Capital LLC purchased 4,197,349 and 220,913 shares, respectively, of Series B Preferred Stock for a price of $3.50 per share or $15,463,918 in the aggregate. The Series B Preferred Stock purchased pursuant to the Series B Purchase Agreement is subject to the Amended and Restated Stockholders Agreement.

The Series B Preferred Stock was authorized pursuant to a Certificate of Designation, Number, Powers, Preferences and Relative, Participating, Optional and Other Rights of the Series B Convertible Preferred Stock of IFX Corporation, which was filed with the Secretary of State of the State of Delaware (the “Series B Certificate of Designation”).

In connection with the Series C Purchase Agreement, an Amended Certificate of Designation, Number, Powers, Preferences and Relative, Participating, Optional and Other Rights of the Series B Preferred Stock of the Company was filed with the Secretary of State of the State of Delaware to amend and restate, in its entirety, the Series B Certificate of Designation. As a result, the Series B Preferred Stock has substantially the same rights and privileges as the Series D Preferred Stock, except (i) each share of Series B Preferred Stock has a Stated Amount of $3.50 per share, (ii) each share of Series B Preferred Stock is currently convertible into 1.17 shares of Common Stock, subject to customary anti-dilution adjustments and (iii) each share of Series B Preferred Stock has 1.4344 votes per share.

Pursuant to the Series D Purchase Agreement, the Company, Americas III, UBS Capital LLC, ITI, LSC, Bursztyn, and Casty entered into a Third Amended and Restated Registration Rights Agreement, dated as of June

28, 2002, in which the Company has granted UBS, LSC, Mr. Bursztyn and Lee Casty certain registration rights with respect to Common Stock.

For additional information regarding UBS and its affiliates, please see Appendix 1 to the Proxy Statement.

Philistar Ltd., a Cayman Islands corporation (“Philistar”), is the holder of a controlling interest in ITI. The directors of Philistar are Director Services Ltd., a Cayman Islands corporation, International Corporation Services Ltd., a Cayman Islands corporation and Joseph Matalon. The principal business of ITI is the investment in the Company and similar investment opportunities. The principal business of Philistar is its investment in ITI and similar investment opportunities. The principal business of Matalon is as director of Philistar and other business ventures. The business address of ITI is 1135 Terminal Way, Suite 106, Reno, Nevada 89502. The business address of Philistar is One Regis Place, Midland Bank Trust Building, P.O. Box 472G, George Town, Grand Cayman, Cayman Islands, British West Indies. The business address of Matalon is 7-9 Harbour Street, Kingston, Jamaica, West Indies.

To the knowledge of the Company, except as set forth herein or incorporated by reference, none of the executive officers, directors, LSC, ITI, UBS, or their respective control persons, nor, to the knowledge of such persons, any of their members, directors or executive officers have any contracts, arrangements, understandings or relationships (legal or otherwise) with any person with respect to any securities of the Company, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees or profits, division of profits or losses or the giving or withholding of proxies.

To the knowledge of the Company, during the past five years, none of the executive officers, directors, LSC, ITI, UBS or their respective control persons nor, to the knowledge of such persons, any of their respective members, directors or executive officers have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor were a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which the any such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Except as described herein, none of the executive officers, directors, LSC, ITI, IBS or their respective control persons have effected any transaction in the securities of the Company during the past 60 days.

DISSENTERS’ RIGHTS OF APPRAISAL

No action was taken in connection with the Proposals by the Board of Directors or the voting stockholders for which the Delaware General Corporation Law, the Company’s Restated Certificate of Incorporation, as amended, or the Company’s Bylaws, as amended, provide a right of a stockholder to dissent and obtain appraisal of or payment for such stockholder’s shares.

INTEREST OF OFFICERS AND DIRECTORS IN MATTERS TO BE ACTED UPON

No officer or director of the Company has any substantial interest in the Proposals, except insofar as such officers or directors may be stockholders, or holders of derivative securities, of the Company, in which case the implementation of the Proposals will affect them in the same manner as its affect all other stockholders, or holders of derivative securities, of the Company.

FINANCIAL AND OTHER INFORMATION

Selected Financial Data

The following selected financial data are derived from the consolidated financial statement of IFX Corp. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial statements, related notes, and other financial information incorporated herein.

	December 31, (unaudited)		June 30,
	2002	2001	2002	2001
Current assets	$4,440,300	$8,669,100	$5,553,200	$13,632,100
Noncurrent assets	8,896,900	29,045,200	12,382,200	34,891,500

Current liabilities	13,920,000	31,126,200	15,653,500	25,212,200
Noncurrent liabilities	4,637,700	6,339,500	836,800	12,890,400

Preferred stocks	52,775,900	40,463,900	52,775,900	40,463,900

	Six month ended December 31, (unaudited)		Fiscal year ended June 30,
	2002	2001	2002	2001
Net sales	$11,504,900	$13,231,100	$28,151,100	$32,121,800
Gross profit	5,712,500	6,130,700	12,593,000	11,324,900

Loss from continuing operations	(9,011,200)	(12,310,800)	(26,043,500)	(61,185,700)

Net loss	(8,882,100)	(11,374,200)	(24,597,100)	(58,355,200)
Net loss available to common stockholders	(8,882,100)	(11,374,200)	(28,632,400)	(83,355,200)

Basic and Diluted Loss per Share:
Loss from continuing operations	$(0.75)	$(0.86)	$(1.89)	$(4.44)
Net loss per share	$(0.74)	$(0.80)	$(1.79)	$(4.24)
Net loss per share available to common stockholders	$(0.74)	$(0.80)	$(2.08)	$(6.05)

Ratio of earnings to fixed charges	(23.17)	(7.82)	(10.57)	(27.76)

Book value per share	$(0.44)	$(2.82)	$0.12	$0.73

Incorporation By Reference

In our filings with the SEC, information is sometimes incorporated by reference. This means that we are referring you to information that we have filed separately with the SEC. The information incorporated by reference should be considered part of this proxy statement, except for any information superceded by information contained directly in this proxy statement. Based on SEC regulations, the stock performance graph on page     of this proxy statement and the Audit Committee Report on page     specifically are not incorporated by reference into any other filings with the SEC. This proxy statement incorporates by reference the following:

•	Our Report on Form 10-Q for the quarter ended March 31, 2003

•	Our 2002 Report on Form 10-K, as amended, for the year ended June 30, 2002;

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002;

•	Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2002;

•	Our Current Report on Form 8-K, as filed with the SEC on October 23, 2002;

•	Our Current Report on Form 8-K, as filed with the SEC on November 8, 2002;

•	Our Current Report on Form 8-K, as filed with the SEC on December 10, 2002;

•	Our Current Report on Form 8-K, as filed with the SEC on December 13, 2002; and

•	Our Current Report on Form 8-K, as filed with the SEC on March 18, 2003.

This proxy statement is sent to you as part of the proxy materials for the 2003 Annual Meeting of Stockholders. You may not consider this proxy statement as material for soliciting the purchase or sale of our Common Stock.

Available Information

Copies of such reports, proxy statements and other information may be copied (at prescribed rates) at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. For further information concerning the SEC’s public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC’s Internet address at “http://www.sec.gov.”

STOCKHOLDER PROPOSALS

Stockholders of the Company may submit proposals on matters appropriate for stockholder action at meetings of the Company’s stockholders in accordance with Rule 14a-8 promulgated under the Exchange Act (“Rule 14a-8”). If the Reverse Stock Split is effected, the Company will no longer be subject to Rule 14a-8. Rule 14a-8 allows certain stockholder proposals to be included in Company proxy statements relating to annual meetings of the stockholders, if submitted to the Company in a timely manner. In the event an annual meeting is held while the Company is still subject to Rule 14a-8, in order for the Company to consider including a stockholder proposal in its proxy materials relating to such meeting pursuant to Rule 14a-8, the proposal must be received within a reasonable time before the Company begins to print and mail proxy materials by the Secretary of the Company at 15050 N.W. 79th Court, Suite 200, Miami Lakes, Florida 33016. If the Company fails to receive notice of a stockholder proposal within a reasonable time before it mails proxy materials for an annual meeting, the proposal will not be considered timely, in which case proxies for that meeting may confer discretionary authority to vote on the proposal. If the Company fixes a date for an annual meeting for fiscal year 2003, it will notify you of the meeting date and deadlines for delivering any stockholder proposals.

OTHER MATTERS TO BE ACTED UPON AT THE MEETING

The management of the Company knows of no other matters to be presented at the meeting. Should any other matter requiring a vote of stockholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

EXHIBIT A

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

IFX CORPORATION

IFX CORPORATION, a corporation organized and existing under and by virtue of the laws of the General Corporate Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of IFX Corporation., by unanimous written consent of its members in accordance with Section 141 of the General Corporation Law of the State of Delaware, filed with the minutes of the Board of Directors, duly adopted resolutions setting forth proposed amendments to the Certificate of Incorporation of said corporation. The resolution setting forth the proposed amendments is as follows:

RESOLVED, that the Second Amended and Restated Certificate of Incorporation of this corporation be amended by deleting the first paragraph of Article Fourth thereof and substituting the following in lieu thereof:

1. Class	Par Value	Number of Shares Authorized
Common	$0.02	110,000,000
Preferred	$1.00	40,000,000

Upon this Certificate of Amendment to the Second Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), every [one hundred (100)] [two hundred (200) or [three hundred (300)] shares of the Corporation’s common stock, par value $0.02 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, shall be automatically reclassified as and converted into one share of common stock, par value $0.02 per share, of the Corporation (the “New Common Stock”).

Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of less than [one hundred (100)] [two hundred (200) or [three hundred (300)] shares of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, each holder of record of less than [one hundred (100)] [two hundred (200) or [three hundred (300)] shares of Old Common Stock who would otherwise be entitled to receive a fractional share of New Common Stock shall receive a cash payment from the Corporation in an amount equal to the number of shares of Old Common Stock resulting in such fractional share of New Common Stock multiplied by $0.12.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any factional shares of New Common Stock as set forth above); provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, or any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph.

FURTHER RESOLVED, that the Second Amended and Restated Certificate of Incorporation of this corporation be amended by deleting Part B of the second paragraph of Article Fourth thereof and substituting the following in lieu thereof:

B.    New Common Stock.

(i) The New Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof.

A-1

(ii) Except as may be provided in this Restated Certificate of Incorporation or in a Preferred Stock Designation, the holders of shares of the New Common Stock shall have the exclusive right to vote on all matters (for which a common stockholder shall be entitled to vote thereon) at all meeting of the stockholders of the Corporation, and shall be entitled to vote for each share of the New Common Stock entitled to vote at such meeting. There shall be no cumulative voting rights with respect to any shares of the Corporation’s stock.

SECOND: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed by its duly authorized representative this         day of             , 2003.

IFX CORPORATION

By:

Its:

A-2

EXHIBIT B

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF  IFX CORPORATION

I.    Purpose

The primary function of the Audit Committee (the “Committee”) of the Board of Directors of IFX Corporation (the “Corporation”) is to assist the Board of Directors in fulfilling its oversight responsibilities by:

•	Serving as an independent and objective party to monitor the Corporation’s financial reporting processes and internal control systems;

•	Reviewing and appraising the audit efforts of the Corporation’s independent accountants and internal auditors; and

•	Providing an open avenue of communication among the Corporation’s independent accountants, financial and senior management, internal auditors and Board of Directors.

The Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section III of this Charter.

II.    Composition

The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

III.    Responsibilities and Duties

To fulfill its responsibilities and duties, the Audit Committee will:

1.	Hold such regular meetings as may be necessary and such special meetings as may be called by the Chairman of the Committee or at the request of the independent accountants;

2.	Review and update, as necessary, the Committee’s Charter annually;

3.	Instruct the independent accountants that they are ultimately accountable to the Board of Directors and the Committee;

4.	Recommend to the Board of Directors the independent accountants to be nominated, approve the compensation of the independent accountants, and review and approve the discharge of the independent accountants;

5.	Review and concur in the appointment, replacement, reassignment, or dismissal of the director of internal auditing;

6.	Confirm and assure the independence of the internal auditors and the independent accountants, including a review of management consulting services and related fees provided by the independent accountants;

7.	Meet with the independent accountants and financial management to review the scope of the proposed audit for the current year and the audit procedures to be utilized and, at the conclusion of the annual audit, review with the independent accountants and financial management:

(a)	The Corporation’s audited financial statements and related footnotes;

(b)	The independent accountants’ audit of the financial statements and their report thereon;

B-1

(c)	Any significant changes required in the independent accountants’ audit plan;

(d)	Any serious difficulties or disputes with management encountered during the course of the audit; and

(e)	Other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards.

8.	Review with the independent accountants, the internal auditors and financial and accounting personnel the adequacy and effectiveness of the accounting and financial controls of the Corporation and elicit any recommendations for the improvement of such controls.

9.	Discuss with the independent accountants and financial management their qualitative judgments about the appropriateness, not just the acceptability, of accounting principles and financial disclosure practices used and, particularly, the degree of aggressiveness or conservatism of such practices;

10.	Review the internal audit function of the Corporation, including the proposed audit plans for the coming year and the coordination of such plans with the independent accountants;

11.	Receive, on a periodic basis, a summary of findings from completed internal audits;

12.	Provide sufficient opportunity for the internal auditors and independent accountants to meet with the Committee without members of management present to discuss any matters that the Committee or these groups believe should be discussed privately;

13.	Review accounting and financial human resources and succession planning within the Corporation;

14.	Conduct or authorize investigations into any matters within the Committee’s scope of responsibilities, and retain independent counsel, accountants, or others to assist it in the conduct of any such investigation;

15.	Report through its Chairman to the Board of Directors following the meetings of the Audit Committee; and

16.	Maintain minutes or other records of meetings of the Audit Committee.

B-2

Appendix 1 to Proxy Statement

List of Members, Directors and Executive Officers of UBS Capital Jersey Corporation II, Ltd, UBS Capital Americas III, LLC f/k/a UBS Capital Americas (LA-Advisor) LLC, UBS AG obtained from Amendment No. 10 to the Schedule 13D dated March 14, 2003 with respect to the Company’s Common Stock

UBS Capital Americas III (“Americas III”) is a limited partnership formed under the laws of Jersey, Channel Islands with its principal office located at Elizabeth House, 9 Castle Street, St. Helier, Jersey JE4 2QB, Channel Islands. It is engaged in the business of investing in private and public companies. The general partner of Americas III is UBS Capital Jersey Corporation II, Ltd. (“UBS Jersey”).

UBS Jersey is a Jersey, Channel Islands corporation with its principal office located at Elizabeth House, 9 Castle Street, St. Helier, Jersey JE4 2QB, Channel Islands. UBS Jersey is a wholly owned subsidiary of UBS AG. UBS Jersey serves as the general partner of Americas III.

UBS Capital Americas III, LLC f/k/a UBS Capital Americas (LA-Advisor) LLC (“Advisor”) is a Delaware limited liability company with its principal offices located at 299 Park Avenue, New York, New York 10171. Advisor is engaged in the business of advising and managing Americas III and other private equity investment funds.

UBS AG is a Swiss banking corporation with its principal offices located at Bahnhofstrasse 45, 8021 Zurich. UBS AG is engaged in the general banking business.

To the knowledge of Advisor, all of its managers are citizens of the United States. To the knowledge of UBS AG and UBS Jersey, none of their directors and executive officers are citizens of the United States except Lawrence A. Weinbach, Joseph J. Grano, John Costas, and Mark B. Sutton.

UBS CAPITAL JERSEY CORPORATION II LTD.

The names and titles of the directors and executive officers of UBS Capital Jersey Corporation II, Ltd. and their business addresses and principal occupations are set forth below.

Name of Director	Nationality	Principal Occupation/Address
Derek Smith	British	Managing Director
UBS AG
Pelikanstrasse 6/8
Zurich

Anthony R. Hillman	British	Attorney
Jersey Trust Company
P.O. Box 1075
Elizabeth House
9 Castle Street
St. Helier
Jersey JE4 2QB
Channel Islands

Nigel A. LeQuesne	British	Attorney
Jersey Trust Company
P.O. Box 1075
Elizabeth House
9 Castle Street
St. Helier
Jersey JE4 2QB
Channel Islands

JTC Management Limited, a limited partnership formed under the laws of Jersey, Channel Islands, serves as the Secretary of the UBS Capital Jersey Corporation II, Ltd. JTC Management Limited’s address c/o Jersey Trust Company, P.O. Box 1075, Elizabeth House, 9 Castle Street, St. Helier, Jersey JE4 2QB, Channel Islands.

UBS CAPITAL AMERICAS III, LLC f/k/a UBS CAPITAL AMERICAS (LA-ADVISOR) LLC

The names and titles of the managers of UBS Capital Americas III, LLC f/k/a UBS Capital Americas (LA-Advisor) LLC and their business addresses and principal occupations are set forth below.

Name of Director	Nationality	Principal Occupation/Address
Michael Greene	American	Principal
299 Park Avenue
New York, NY 10171

Justin S. Maccarone	American	Principal
299 Park Avenue
New York, NY 10171

George A. Duarte	American	Principal
299 Park Avenue
New York, NY 10171

Charles J. Santos-Buch	American	Principal
299 Park Avenue
New York, NY 10171

James A. Breckenridge	American	Principal
299 Park Avenue
New York, NY 10171

Lawrence Handen	American	Principal
299 Park Avenue
New York, NY 10171

Gesuele C. Capone	American	Principal
299 Park Avenue
New York, NY 10171

UBS AG

The names and titles of the members of the Group Executive Board, directors and executive officers of UBS AG and their business addresses and principal occupations are set forth below.

DIRECTORS

Name of Director	Nationality	Principal Occupation/Address
Chairman:	Swiss	President des Verwaltungsrates
Marcel Ospel		UBS AG
Aeschenplatz 6
4002 Basle

Vice Chairman:	Swiss	Executive Vice Chairman
Alberto Togni		UBS AG
Aeschenplatz 6
4002 Basle

Vice Chairman:	Dutch	Executive Vice Chairman
Joannes A. de Gier		UBS AG
1 Curzon Street
London

Ernesto Bertarelli	Swiss	Chief Executive Officer
Serono International S.A.
Ch. des Mines 15 bis, Geneva 20
Switzerland 1211

Peter Bockli	Swiss	Advocat, Non-Executive Vice
Chairman of UBS AG
Bockli Thomann & Parmer
St. Jakobs-Strasse 41
P.O. Box 2342
4002 Basle

Sir Peter Davis	British	Group Chief Executive
J. Sainsbury plc
Stamford House
Stamford Street
London SE1 9LL

Dr. Rolf A. Meyer	Swiss	Consultant
Heiniweidstrasse 18
8806 Bach

Hans Peter Ming	Swiss	Director of Sika Finanz AG
Wiesenstrasse 7
8008 Zurich

Lawrence A. Weinbach	American	Chairman, President and Chief
Executive Officer
UNYSIS Corporation
P.O. Box 500
Blue Bell, PA

That the names, nationalities and addresses of other responsible persons of the Company are as follows:

Name	Nationality	Principal Occupation/Address
Peter Wuffli	Swiss	President
UBS AG
Aeschenplatz 6
4002 Basle

Georges Gagnebin	Swiss	Chairman UBS Wealth Management and Business Banking
UBS AG
Bahnhofstrasse 45
8021 Zurich

Joseph J. Grano	American	Chairman and CEO UBS PaineWebber
1285 Avenue of the Americas
New York, NY

Stephan Haeringer	Swiss	Deputy President of Group Executive Board
UBS AG
Bahnhofstrasse 45
8021 Zurich

John Costas	American	Chairman and CEO
UBS Warburg
UBS AG
677 Washington Blvd.
Stamford, CT 06901

John A. Fraser	Australian	Chairman and CEO
UBS Global Asset Management
21 Lombard St.
London, UK

Peter Kurer	Swiss	Group General Counsel
Bahnhofstrasse 45
Zurich, Switzerland

Marcel Rohner	Swiss	CEO UBS Wealth Management
and Business Banking
Baerengasse 16
Zurich, Switzerland

Clive Standish	British	Chairman and CEO Asia Pacific
530 Collins Street
Melbourne, Australia

Mark B. Sutton	American	President and COO
UBS PaineWebber
1200 Harbor Blvd.
Weehawken, NJ 07086

Revocable Proxy

IFX Corporation

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael Shalom, with full power of substitution, as proxy of the undersigned, with all the powers that the undersigned would possess if personally present to cast all votes that the undersigned would be entitled to vote at the annual meeting of stockholders of IFX Corporation (“the Company”) to be held on             , 2003, at the offices of the Company, 15050 N.W. 79 Court, Suite 200, Miami Lakes, Florida 33016 at 10:00 a.m. local time, and any and all adjournments and postponements thereof, including (without limiting the generality of the foregoing) to vote and act as follows on the reverse side.

This proxy will be voted at the annual meeting or any adjournments or postponements thereof as specified. If no specifications are made, this proxy will be voted for the election of each of nominees for directors named on the reverse side and for each of the proposals described in the proxy statement. This proxy hereby revokes all prior proxies given with respect to the shares of the undersigned.

Please complete, sign and mail this proxy promptly in the enclosed envelope. No postage is required for mailing in the United States.

(Continued and to be signed on reverse side.)

[Logo]

☐	Mark this box with an X if you have made changes to your name or address
A	Election of Directors
1.	The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold
01—Michael Shalom	☐	☐
02—Joel M. Eidelstein	☐	☐
03—Richard Capone	☐	☐
04—Patrick Delhougne	☐	☐
	For	Withhold
05—Charles Duarte	☐	☐
06—Mark O. Lama	☐	☐
07—Burton J. Meyer	☐	☐

B	Issues

The Board of Directors recommends a vote FOR the following proposal.

	For	Against	Abstain
2. Amendment of Restated Certificate of Incorporation to Effect the Reverse Stock Split.	☐	☐	☐	3. The persons named in this proxy also may vote, in their discretion, upon such other matters as may properly come before the meeting or any adjournment thereof.

C	IMPORTANT: Please date this proxy and sign exactly as your name appears on this proxy. If shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by president, or authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature 1—Please keep signature within the box	Signature 2—Please keep signature within the box	Date (mm/dd/yyyy)

☐☐ ☐☐ ☐☐☐☐